The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 2007

Filed Pursuant to Rule 424(b)(5)
File No. 333-133956
PROSPECTUS SUPPLEMENT

(To the Prospectus dated August 10, 2006)

$ •

TÜRKIYE CUMHURIYETI
(The Republic of Turkey)

 • %Notes due April 3, 2018

The Republic of Turkey (the “Republic” or “Turkey”) is offering $ • principal amount of its • % Notes due April 3, 2018 (the “notes”). The notes will constitute direct, general and unconditional obligations of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the notes. The Republic will pay interest on April 3 and October 3 of each year, beginning on April 3, 2008.

This prospectus supplement and accompanying prospectus dated August 10, 2006, constitute a prospectus for the purposes of Directive 2003/71/EC (the “Prospectus Directive”).

Application is being made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the “CSSF”), as competent authority under the Prospectus Directive, to approve this prospectus supplement and the accompanying prospectus dated August 10, 2006 as a prospectus for the purposes of the Prospectus Directive. Application has been made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange.

See the section entitled “Risk Factors” for a discussion of certain factors you should consider before investing in the notes.

The notes will be designated Collective Action Securities and, as such, will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic. Under these provisions, which are described in the sections entitled “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” beginning on page S-22 of this prospectus supplement and “Collective Action Securities” beginning on page 12 of the accompanying prospectus, the Republic may amend the payment provisions of the notes and certain other terms with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes.

	Per Note		Total

Public Offering Price	•	%	$	•
Underwriting discount	•	%	$	•
Proceeds, before expenses, to the Republic of Turkey	•	%	$	•

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes on or about October 3, 2007 (the “Issue Date”), through the book-entry facilities of The Depository Trust Company, or DTC, against payment in same-day funds.

Joint Book Running Managers

Citi	HSBC

The date of this prospectus supplement is September  • , 2007.

The Republic accepts responsibility for the information contained within this document. The Republic declares that having taken all reasonable care to ensure that such is the case, the information contained in this document is, to the best of its knowledge, in accordance with the facts and makes no omission likely to affect its import.

Unless otherwise stated, all annual information, including budgetary information, is based upon calendar years. Figures included in this prospectus supplement and the accompanying prospectus have been subject to rounding adjustments; accordingly, figures shown for the same item of information may vary, and figures that are totals may not be an arithmetical aggregate of their components.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

We are offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

We are a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against us. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

References to “TL” in this prospectus supplement are to the Turkish Lira, the Republic’s official currency prior to January 1, 2005. References to “YTL” in this prospectus supplement are to the New Turkish Lira, the Republic’s new official currency, which was introduced on January 1, 2005. References to “US$”, “$”, “U.S. dollars” and “dollars” in this prospectus supplement are to lawful money of the United States of America.

Translations of amounts from New Turkish Lira to dollars are solely for the convenience of the reader and, unless otherwise stated, are made at the exchange rate prevailing at the time as of which such amounts are specified. No representation is made that the New Turkish Lira or dollar amounts referred to herein could have been or could be converted into dollars or New Turkish Lira, as the case may be, at any particular rate or at all.

SUMMARY

This summary should be read as an introduction to the prospectus supplement and the accompanying prospectus. Any decision to invest in the notes by an investor should be based on consideration of the prospectus supplement and the accompanying prospectus as a whole. Where a claim relating to the information contained in the prospectus supplement or the accompanying prospectus is brought before a court in a Member State of the European Economic Area, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

Issuer	The Republic of Turkey.

The Republic of Turkey is located in southwestern Asia, where it borders Iran, Armenia, Georgia, Azerbaijan, Iraq and Syria, and southeastern Europe, where it borders Greece and Bulgaria, with a total territory (inclusive of its lakes) of approximately 814,578 square kilometers. Turkey’s population, as of June 2005, was estimated to be 73.0 million.

The Republic of Turkey was founded in 1923 and currently has a parliamentary form of government. It has recently undertaken many reforms to strengthen its democracy and economy, in connection with its accession negotiations with the European Union.

Securities Offered	$ • principal amount of • % Notes due April 3, 2018.

Maturity Date	April 3, 2018.

Issue Price	• % of the principal amount of the notes.

Interest Payment Dates	April 3 and October 3 of each year, commencing April 3, 2008.

Upon issuance, the notes will be our direct unconditional and general obligations and will rank equally with our other external debt denominated in currencies other than Turkish Lira which is (i) payable to a person or entity not resident in Turkey and (ii) not owing to a Turkish citizen. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

Markets	The notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting”.

Listing and Admission to Trading	Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange.

Negative Pledge	Clause (9) of the definition of Permitted Lien set forth on pages five and six of the accompanying prospectus shall read as follows for purposes of the notes: Liens on assets (other than official holdings of gold) in existence on October 3, 2007, provided that such Liens remain confined to the assets affected thereby on October 3, 2007, and secure only those obligations so secured on October 3, 2007.

Form	The notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement	Beneficial interests in the notes will be shown on, and transfer thereof will be effected only through, records maintained by The Depository Trust Company (“DTC”) and its participants, unless certain contingencies occur, in which case the notes will be issued in definitive form. Investors may elect to hold interests in the notes through DTC, Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking Luxembourg, société anonyme (“Clearstream Banking Luxembourg”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. See “Global Clearance and Settlement”.

Payment of Principal and Interest	Principal and interest on the notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of DTC. See “Description of the Notes — Payments of Principal and Interest” and “Global Clearance and Settlement — Ownership of Notes through DTC, Euroclear and Clearstream Banking Luxembourg”.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes prior to maturity. See “Debt Securities — Default” and “— Acceleration of Maturity” in the accompanying prospectus.

Collective Action Securities	The notes will be designated Collective Action Securities under the Fiscal Agency Agreement, dated as of December 15, 1998, between the Republic and The Bank of New York (succesor-in-interest to JPMorgan Chase Bank, N.A.), as amended by Amendment No. 1 to Fiscal Agency Agreement, dated as of September 17, 2003, and Amendment No. 2 to the Fiscal Agency Agreement, dated as of January 7, 2004 (collectively, the “fiscal agency agreement”). The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, we may amend certain key terms of the notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding notes. Additionally, if an event of default has occurred and is continuing, the notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding notes. These provisions are described in the sections entitled “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Sinking Fund	None.

Prescription Period	None.

Use of Proceeds	We will use the net proceeds of the sale of the notes for general financing purposes, which may include the repayment of debt. The amount of net proceeds (before expenses and exclusive of accrued but unpaid interest) is $ • .

Risk Factors	Risks associated with the notes generally include: 1) the trading market for debt securities may be volatile and may be adversely impacted by many events; 2) there could be no active trading market for the notes; 3) the notes may not be a suitable investment for all investors; 4) the notes are unsecured; 5) the terms of the notes may be modified, waived or substituted without the consent of all of the holders; 6) Turkey is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it; 7) there can be no assurance that the laws of the State of New York in effect as at the date of this prospectus supplement will not be modified; 8) there may be certain legal restraints in relation to investment in the notes with regard to your particular circumstances.

Risks associated with the Republic generally include: 1) there can be no assurance that Turkey’s credit ratings will not change; 2) changes in the Republic’s domestic and international political and economic environment may have a negative effect on its financial condition; 3) the risks arising from the relatively short maturity structure of domestic borrowing and the potential deterioration in financing conditions as a result of market, economic and political factors, which may be outside the Republic’s control, may jeopardize the debt dynamics of the Republic; 4) there are potential inflation risks; 5) there are risks associated with Turkey’s current account deficit; 6) there are risks associated with the foreign exchange rate of the Republic’s currency; and 7) there are risks associated with delays or other adverse developments in the Republic’s accession to the European Union which may have a negative impact on the Republic’s economic performance and credit ratings.

These risk factors are described in the section entitled “Risk Factors” of this prospectus supplement.

Fiscal Agency Agreement	The notes will be issued pursuant to the fiscal agency agreement.

Taxation	For a discussion of United States, Turkish and Luxembourg tax consequences associated with the notes, see “Taxation” in this prospectus supplement. Investors should consult their own tax advisors in determining the foreign, U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the notes.

Governing Law	The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Turkey.

RISK FACTORS

You should read this entire prospectus supplement and the accompanying prospectus carefully. Words and expressions defined elsewhere in this prospectus supplement and the accompanying prospectus have the same meanings in this section. Investing in the notes involves certain risks. In addition, the purchase of the notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the notes. You should make your own inquiries as you deem necessary without relying on the Republic or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the notes. You should consider, among other things, the following:

1.	RISKS RELATING TO THE NOTES

Risks related to the notes generally.

Set out below is a brief description of certain risks relating to the notes generally.

The trading market for debt securities may be volatile and may be adversely impacted by many events.

The market for the notes issued by the Republic is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and Europe and other industrialized countries. There can be no assurance that events in Turkey, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the notes or that economic and market conditions will not have any other adverse effect.

There could be no active trading market for the notes.

There can be no assurance that an active trading market for the notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the notes does not develop or is not maintained, the market or trading price and liquidity of the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application has been made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.

The notes may not be a suitable investment for all investors.

You must determine the suitability of investment in the notes in the light of your own circumstances. In particular, you should:

(i) have sufficient knowledge and experience to make a meaningful evaluation of the notes and the merits and risks of investing in the notes;

(ii) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the notes and the impact the notes will have on your overall investment portfolio;

(iii) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes, including where the currency for principal or interest payments is different from your currency;

(iv) understand thoroughly the terms of the notes and be familiar with the behaviour of any relevant indices and financial markets; and

(v) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The notes are unsecured.

The notes constitute unsecured obligations of the Republic.

The notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders.

The notes contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key provisions of the notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes. See “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Turkey is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

The Republic is a sovereign state. Consequently, your ability to sue the Republic may be limited. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

There can be no assurance that the laws of the State of New York in effect as at the date of this prospectus will not be modified.

The conditions of the notes are based on the laws of the State of New York in effect as at the date of this prospectus supplement. No assurance can be given as to the impact of any possible judicial decision or change to New York law or administrative practice after the date of this prospectus supplement.

Legal investment considerations may restrict certain investments.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the notes are legal investments for you, (2) the notes can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of notes under any applicable risk-based capital or similar rules.

2.	RISKS RELATING TO THE REPUBLIC

There can be no assurance that Turkey’s credit rating will not change.

Long-term debt of the Republic is currently rated BB- (Stable Outlook) by Standard and Poor’s, Ba3 (Stable Outlook) by Moody’s and BB- (Stable Outlook) by Fitch. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the notes. The current ratings are sub-investment grade. They indicate that the notes are regarded as having significant speculative characteristics, and that there are major ongoing uncertainties or exposure to financial or economic conditions which could compromise the Republic’s capacity to meet its financial commitment on the notes.

Political and Economic Environment.

The Republic has from time to time experienced volatile political, economic and social conditions and two financial crises in 1994 and 2001. It is possible that these may recur and, if they are sufficiently severe, affect the Republic’s financial condition. Turkey has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988. In 1978, 1979 and 1980, Turkey rescheduled an aggregate amount of approximately $3.95 billion of its external debt consisting of commercial and government credits, which represented 20.6% of Turkey’s total outstanding external debt at that time. Turkey initiated the rescheduling to avoid a possible default under its external debt. Since that rescheduling, Turkey has always paid, when due, the full amount of principal and interest on its direct and indirect external debt. Turkey completed all payments under the rescheduling in July 1992.

Turkey has been a parliamentary democracy since 1923. In the 84 years since its formation, Turkey has had 59 governments and political disagreements have frequently resulted in early elections. In Turkey’s most recent national elections, held in July 2007, the Justice and Development Party won a large majority in the Assembly. Recep Tayyip Erdogan has served as Prime Minister since March 2003. On August 28, 2007, Abdullah Gül was elected the 11th president of Turkey.

The Turkish military establishment has historically been an important factor in Turkish government and politics, interfering with civilian authority three times since 1959 (in 1960, 1971 and 1980). Each time, the military withdrew after the election of a new civilian government and the introduction of changes to the legal and political systems.

Any negative changes in the political environment of the Republic may affect the stability of the Turkish economy. In addition, the failure of the Turkish Government to implement its proposed economic and financial policies, or the failure of the IMF to complete periodic reviews of the reform program supported by the 2005-2008 Stand-By Arrangement with the IMF, may also adversely affect the Turkish economy.

International Considerations.

As a result of economic instability in many developed and emerging markets, the international financial markets have experienced a significant amount of volatility and many financial market indices have declined significantly. The potential impact of such volatility on the Turkish market and on Turkish securities is uncertain.

The Republic is located in a region which has been subject to ongoing political and security concerns, especially in recent years. Political uncertainty within Turkey and in certain neighboring countries, such as Iran, Iraq, Georgia, Armenia and Syria, has historically been one of the potential risks associated with investment in Turkish securities. Political instability in the Middle East has increased since the terrorist attacks of September 11, 2001. The period since the commencement of military action by the United States and its allies in Iraq in March 2003 has been characterized by frequent incidents of violence and sectarian conflict in Iraq and increased risk of terrorist acts both against the United States and its allies. As an ally of the United States and a close neighbor of Iraq, Turkey has become a potential target for terrorist attacks.

In recent years, Turkey has experienced a number of terrorist incidents, including four bombings in November 2003 and a bombing in March 2004 in Istanbul. During 2006 Turkey experienced a series of bombings, including the August 2006 bombings in Istanbul, Antalya and Marmaris and in May 2007 Turkey experienced a bombing in Ankara. If additional attacks occur in the future, Turkey’s capital markets, levels of tourism in Turkey and foreign investment in Turkey, among other things, may suffer.

Refinancing Risk.

The Republic has sizeable amounts of domestic and international debt. Public sector gross domestic debt stock was approximately YTL278.5 billion and public sector gross external debt stock was approximately YTL97.8 billion as of the end of the first quarter of 2007. Given the relatively short maturity structure of domestic borrowing, any deterioration in financing conditions as a result of market, economic or political factors, which may be outside the Republic’s control, may jeopardize the debt dynamics of the Republic.

Inflation Risk.

In the past, the Republic experienced substantial inflationary pressures and inflation was one of the most serious problems faced by the Turkish economy during the last decade. As a result of the financial crises in November 2000 and February 2001, at the end of 2001, the Wholesale Price Index (“WPI”) increased to 88.6% from 32.7% at the end of 2000 and the Consumer Price Index (“CPI”) increased to 68.5% from 39.0% at the end of 2000. Since 2001, due to the Government policies intended to combat these high levels of inflation, which were supported by the 2002-2004 Stand-By Arrangement with the IMF, inflation in the Republic decreased substantially. WPI decreased to 13.8% at the end of 2004. CPI decreased to 9.3% at the end of 2004 and 7.7% at the end of 2005. In January 2005, the State Institute of Statistics introduced the Producer Price Index (“PPI”) to replace WPI and the PPI was approximately 2.7% at the end of 2005. The Republic’s PPI and CPI for the December 2005 — December 2006 period was 11.58% and 9.65%, respectively. Although the rate of inflation has decreased substantially in recent years, there can be no assurance that inflation will not increase in the near future. In particular, recent increases in energy costs could slow the decrease in inflation or cause an increase in inflation and any significant depreciation of the New Turkish Lira may affect negatively any efforts by the Turkish government to combat inflation.

Current Account Deficit

The current account deficit (“CAD”) has widened considerably in recent years mainly due to the widening trade deficit. CAD increased from $8 billion in 2003 (3.3% of GDP) to $15.6 billion (5.2% of GDP) in 2004, $22.6 billion (6.3% of GDP) in 2005 and $32.8 billion (8.2% of GDP) in 2006. An increase in crude oil and other energy prices is an important factor behind rapid import growth as Turkey is an oil importer country. Further increases in energy prices may have a negative impact on CAD. Insofar as foreign direct investment inflows are not maintained at current levels, there may be pressure on the financing of CAD. Negative developments in the CAD or its financing could have negative effects on the Turkish economy.

Exchange Rate Risk and Exchange Rate.

The depreciation of the New Turkish Lira against the U.S. dollar or other major currencies might adversely affect the financial condition of the Republic. Any significant depreciation of the New Turkish Lira against the U.S. dollar or other major currencies might also have a negative effect on the Republic’s ability to repay its debt denominated in currencies other than the New Turkish Lira, including the amounts due under the notes. As a result of the financial crises in November 2000 and February 2001, the Turkish Lira depreciated from TL675,004 per U.S. dollar at December 31, 2000 to TL1,446,510 per U.S. dollar at December 31, 2001 and then further depreciated to TL1,642,384 per U.S. dollar at December 31, 2002. As the Turkish Government began implementing economic and financial reforms supported by the stand-by arrangement with the IMF, the value of the Turkish Lira increased to TL1,393,278 per U.S. dollar at December 31, 2003. The Turkish Lira further appreciated to TL1,348,600 per U.S. dollar at December 31, 2004 and was YTL 1.34950 per U.S. dollar at December 31, 2005 and YTL1.4056 per U.S. dollar at December 29, 2006. Although the value of the Turkish Lira/New Turkish Lira against the U.S. dollar has increased significantly since the end of 2002, there can be no assurance that this trend will not reverse.

Accession to the European Union.

The Republic commenced negotiations on its accession to the European Union (the “EU”) on October 3, 2005 and expects to join the EU at some point in the future. However, the Republic’s accession depends on a number of economic and political factors relating to both Turkey and the EU. Although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome and timing of which cannot be guaranteed. The EU decided in 2006 to suspend negotiations in eight out of 35 parts, or “chapters”, and not to “close” the other 27 chapters, of the Republic’s accession negotiations because of the Republic’s restrictions with respect to the Greek Cypriot Administration. More information, as well as a summary of the most recent EU Progress Report released on November 8, 2006, is provided in the section entitled “Recent Developments” under the heading “International Relations”, delays or other adverse developments in Turkey’s accession to the EU may have a negative effect on Turkey’s economic performance and credit ratings.

Statistics.

A range of ministries, along with the State Planning Organization, the Central Bank of Turkey and the State Institute of Statistics, produce statistics on Turkey and its economy. Turkey subscribes to the IMF’s Special Data Dissemination Standards. Statistical data appearing in this prospectus supplement has, unless otherwise stated, been obtained from public sources and documents. Similar statistics may be obtainable from other sources, but the underlying assumptions, methodology and consequently the resulting data may vary from source to source. Unless indicated, the information and figures presented in this prospectus supplement have not been restated to reflect the effects of inflation. You should be aware that distortions caused by inflation may be present in such figures and information. As a result period-to-period comparisons may not be meaningful.

RECENT DEVELOPMENTS

The information included in this section supplements the information about the Republic contained in the Republic’s Annual Report for 2005 on Form 18-K filed with the SEC on September 29, 2006, as amended by Amendment No. 4 to the Annual Report for 2005 on Form 18-K/A filed with the SEC on February 23, 2007. To the extent the information in this section is inconsistent with the information contained in the Annual Report for 2005, as amended by Amendment No. 4, the information in this section supersedes and replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report for 2005.

GENERAL

On October 9, 2006 an IMF mission arrived in the Republic and started the program review discussions under a stand-by arrangement for 2005-2008 (the “2005-2008 Stand-By-Arrangement”), which was implemented to support the Republic’s economic and financial program through May 2008. The 2005-2008 Stand-By-Arrangement provides for international lending in the amount of SDR1 6.66 billion (approximately $10 billion as of May 11, 2005). On October 23, 2006, it was announced that the IMF mission had concluded its discussions related to the fifth review of the 2005-2008 Stand-By-Arrangement and an agreement on the draft Letter of Intent was reached. The new Letter of Intent was signed and sent to the IMF on November 27, 2006. The fifth review was approved by the IMF Executive Board on December 13, 2006 and thereafter an amount equivalent to SDR749.5 million (approximately $1.13 billion, as of December 13, 2006) was made available for release to the Republic. On March 1, 2007, an IMF mission arrived in the Republic for consultations under Article IV of the IMF Articles of Agreement (“2007 Article IV Consultation”) and to commence the sixth review under Turkey’s Stand-By-Arrangement. On March 9, 2007, the IMF announced that it had concluded its discussions related to the 2007 Article IV Consultation. Discussions on the sixth review were adjourned on March 20, 2007, as more technical work was needed to develop further measures to secure the contribution of state enterprises to the program’s fiscal targets. Once the Republic identified necessary additional spending measures and structural policies to strengthen the financial performance of state enterprises, the IMF announced on April 12, 2007 that it had concluded its discussions on the sixth review under Turkey’s Stand-By-Arrangement and an agreement on the draft Letter of Intent was reached. The new Letter of Intent was signed and sent to the IMF on May 1, 2007. The sixth review was approved by the IMF Executive Board on May 18, 2007 and thereafter an amount equivalent to SDR 749.5 million (approximately $1.1 billion, as of May 15, 2007) was made available for release to the Republic.

In October 2003, the Government and the World Bank agreed on a new Country Assistance Strategy (“CAS”) to define a strategic framework for the World Bank’s support to Turkey. The Board of Directors of the World Bank approved the new Country Assistance Strategy for the 2003-2006 period on November 6, 2003. The CAS initially envisaged a World Bank lending program in an amount up to $4.5 billion. On December 2, 2005, it was announced that the Republic and the World Bank agreed to a one-year extension of the CAS program, which increased the total size of World Bank lending to the Republic to $6.5 billion for the 2003-2007 period. In fiscal years 2004 to 2007,

1 The Special Drawing Right, or SDR, serves as the unit of account of the IMF. The value of the SDR in terms of U.S. dollars was SDR 1 = $1.54786 on September 20, 2007.

(the fiscal year for the World Bank begins July 1 and ends June 30), the World Bank committed $1.59 billion, $1.80 billion, $1.35 billion, and $1.36 billion respectively as program and project loans.

On June 17, 2004, the Board of Directors of the World Bank approved the Third Programmatic Financial and Public Sector Adjustment Loan (PFPSAL-III) in the amount of $1 billion aiming to provide support to the Republic’s financial and public sector reform program while ensuring that social programs are adequately funded. The first tranche of this loan, amounting to $500 million, was disbursed on July 5, 2004 and the second tranche of the PFPSAL-III loan was released on June 22, 2006, after the preconditions for its release were satisfied. The preconditions included the enactment of the Agriculture Law (Law No. 5488); preparation of the strategic plan for the Banking Regulation and Supervision Agency (BRSA) and the institutional development plan of the SDIF; selection of the financial advisor for the privatization of Halkbank; preparation of a plan for the privatization Halkbank; and finalization of the Vakifbank privatization. On July 29, 2006, the Board of Directors of the World Bank approved the Programmatic Public Sector Development Policy Loan (“PPDPL”) in the amount of $500 million This loan supported Turkey’s public sector reform efforts in the areas of social security and social assistance, public finance and expenditure management and public administration and governance. In 2007, the World Bank supported economic policies through the Competitiveness and Employment Development Policy Loan (“CEDPL”) of $500 million in the areas of investment climate, labor markets, credit and capital markets, and innovation, technology, quality standards and labor skills. The CEDPL was approved on June 28, 2007 by the Board of Directors of the World Bank and the total amount of the loan was released on July 20, 2007.

On January 23, 2006 Standard & Poor’s outlook for its BB- rating for the Republic was revised from stable to positive. On June 27, 2006, Standard and Poor’s revised its outlook for the Republic’s BB- rating from positive to stable. On December 14, 2005, Moody’s upgraded The Republic’s rating from B1 (positive outlook) to Ba3 (stable outlook). On January 13, 2005, Fitch Ratings revised the Republic’s rating from B+ (positive outlook) to BB- (stable outlook) and on December 6, 2005, revised its outlook for the Republic’s BB- rating from stable to positive. On May 10, 2007, Fitch Ratings revised its outlook for the Republic’s BB- rating from positive to stable.

On January 31, 2004, the Law on the Currency Unit of The Republic (Law No. 5083) was published in the Official Gazette (No. 25363). In accordance with Law No. 5083 (No. 25363), a new currency, known as New Turkish Lira or TRY, was introduced on January 1, 2005. The conversion rate of the old Turkish Lira to the New Turkish Lira is: TL1,000,000 = TRY1. The subunit of the New Turkish Lira is Yeni Kurus or Ykr; 1 New Turkish Lira is equal to 100 Kurus. Turkish Lira and New Turkish Lira banknotes and coins have been in physical circulation since January 2005. However, on January 1, 2006, the old Turkish Lira banknotes were withdrawn from circulation. The Central Bank will convert old Turkish Lira to New Turkish Lira for a period of ten years. On April 4, 2007, the Council of Ministers determined that the word “new” will be eliminated from the name “New Turkish Lira” on and from January 1, 2009 and the currency of the Republic will again be called Turkish Lira. The Council of Ministers Decree was published in the Official Gazette dated May 5, 2007 (No. 26513).

On November 30, 2006, the High Planning Board of Turkey approved the Pre-Accession Economic Program for the 2007- 2009 period. The main goals of the program are, among other things, to sustain the Republic’s current growth performance and continue the convergence process of per capita income to the EU average, ensure price stability, further decrease the ratios of public debt stock and the public deficit to GDP to be able to meet the Maastricht criteria and to continue the structural reform process.

On December 15, 2006, the Constitutional Court cancelled some of the articles of the Social Insurance and General Health Insurance Law (Law No. 5510) and on December 22, 2006, the Government announced that the implementation of the Law was postponed until July 1, 2007. The objections of the Court included aspects of the pension reform pertaining to civil servants, changes in the valorization formulas for all workers (updating the past contributions using the index); and the introduction of medical copayments for civil servants. Although the implementation of the Law had been postponed until July 1, 2007, work is still continuing to formulate solutions that preserve the main objectives of the Law while meeting the Constitutional Court’s objections. In this regard, a white paper describing the main objectives of the Law and alternatives for new pension parameters is expected to be announced shortly. This revised legislation is intended to be submitted to the parliament soon after opening of the new parliamentary session and is intended to become effective within six months of its submission to parliament.

The social security system has recorded an increasing deficit in recent years. Social Security Institutions (“SSIs”) realized a deficit of 3.7% of GNP in 2002, 3.8% of GNP in 2003, 3.8% of GNP in 2004 and 4.1% of GNP in 2005. For 2006, the estimated deficit is 3.2% of GNP. The low premium collection rates and the increasing rate of health and insurance expenditures are the main factors for the increasing deficit of the social security system.

The Assembly approved the Law regarding the Housing Finance System (the “Housing Finance Law”) (Law No. 5582) on February 21, 2007. Law No. 5582 was approved by President Sezer and published in the Official Gazette on March 6, 2007. The Housing Finance Law aims to improve infrastructure in order to promote primary mortgage and housing finance markets and to establish a secondary mortgage market to provide alternative funding mechanisms to the primary lenders. The Housing Finance Law also contained amendments to the Execution and Bankruptcy Act (Law No. 2004), Capital Markets Law (Law No. 2499), Consumer Protection Law (Law No. 4077), Financial Leasing Law (Law No. 3226), Mass Housing Law (Law No. 2985) and various tax laws.

On March 28, 2007, the Assembly approved a new law (Law No. 5615) introducing amendments to the Income Tax Code (Law No. 193). Law No. 5615 introduces “Minimum Subsistence Allowance” for wage earners and annuls tax refunds. Tax refunds were used in such a way that when transactions were not subject to Value Added Tax (VAT), then the VAT which could not be deducted during the transaction was refunded to those who perform such transactions. The implementation of the minimum subsistence allowance provisions of this law is expected to begin in 2008. Law No. 5615 was approved by President Sezer and published in the Official Gazette on April 4, 2007 (No. 26483).

On May 25, 2007, the Council of Ministers determined to reduce value-added tax (VAT) on services in the tourism sector (including hotel accommodation and services in restaurants and cafes) from the current 18% to 8%. The VAT rate on many food items was also reduced to 8%. The Council of Ministers Decree was published in the Official Gazette dated May 30, 2007 (No. 26537). According to this Decree, some of the VAT reductions on food items will become effective this year, and others will become effective in 2008. The reduction in VAT on services in the tourism sector will become effective in 2008.

On June 3, 2007, the Assembly approved the Insurance Law (Law No. 5684) which is intended to bring the insurance sector in line with international practices and to provide a framework for monitoring the quality of services provided by insurance companies. Law No. 5684 was approved by President Sezer and published in the Official Gazette on June 14, 2007 (No. 26552).

At the end of December 2005, a bird flu outbreak began in the eastern portion of the Republic and rapidly spread westward, affecting more than one-third of the Republic’s 81 provinces. As of September 20, 2007, at least 21 people have tested positive for the deadly H5N1 strain of the bird flu virus (12 of which have been confirmed by the World Health Organization) (the “WHO”)), including 4 children who died from the disease.

On February 8, 2007, a new H5N1 case was reported in poultry in a small village in the south eastern region of the Republic and on February 26, 2007, a new H5N1 case in poultry was also reported in the same region. The last human case of the H5N1 strain of the bird flu virus was observed on January 30, 2006.

POLITICAL CONDITIONS

On April 24, 2007, the ruling Justice and Development Party (AKP) nominated Foreign Minister Abdullah Gül as one of two candidates for the 11th president of Turkey. The first round of the presidential election was held on April 27, 2007. In the first round of voting, Mr. Gül failed to win the necessary two-thirds majority of the Assembly. After the vote, the Republican People’s Party (CHP) appealed to the Constitutional Court to annul the first round of presidential voting since the parliament did not have the necessary quorum of 367 votes. On May 1, 2007, the Constitutional Court annulled the first round of presidential voting by ruling that there were not enough members present at the parliamentary vote for it to be valid. On May 3, 2007, the Assembly approved July 22, 2007 as the date for early general elections. Following the Court’s decision, the first round of the presidential election was repeated on May 6, 2007. However, the necessary quorum was not reached again and the sole candidate, Mr. Gül, withdrew his candidacy.

On May 10, 2007, the Assembly approved a constitutional amendments package that would allow Turkish citizens to elect the president directly. The amendments package also reduces the presidential term of office from seven years to five years, allows the president to run for a second term, sets general elections for every four years instead of five, and reduces the number of lawmakers needed for a quorum from 367 to 184. On May 25, 2007, President Sezer vetoed the constitutional amendments package and returned the package back to the Parliament for another round of voting. On May 31, 2007, the constitutional amendments package was reapproved by the Assembly and sent to President Sezer. By law, President Sezer could not veto the amendments again. Instead, he was obliged to either approve them or hold a national referendum. On June 5, 2007, the Republican People’s Party (CHP) applied to the Constitutional Court to annul the constitutional amendments package arguing that the first article of the package had been approved by one less than the required two-thirds majority. On June 15, 2007, President Sezer called for a referendum on the constitutional amendments package and, on June 18, 2007, he applied to the Constitutional Court to annul the legislation approving the constitutional amendments. On July 5, 2007, the Constitutional Court rejected appeals by CHP and President Sezer for invalidation of the constitutional amendments package.

On June 2, 2007, the Assembly, among other things, approved a proposal shortening the length of time needed for a referendum to be held on the reforms from 120 days to 45 days, which would have allowed the referendum to be combined with the general election on July 22, 2007. However, on June 18, 2007, President Sezer vetoed the proposed law and returned the law back to the Parliament for another round of voting making it impossible to schedule the referendum for the same date as the general election. On July 31, 2007, the Supreme Election Board announced that a referendum on the constitutional amendments package approved by the Assembly will be held on October 21, 2007.

On July 22, 2007, a general election was held in the Republic. Based on the final election results and subsequent moves by Assembly deputies, the following table sets forth the composition of the Assembly by total number of seats as of September 20, 2007:

Political Party	Number of Seats

Justice and Development Party (AKP)	340
Republican People’s Party (CHP)	98
Nationalist Action Party (MHP)	70
Democratic Society Party (DTP)	20
Democratic Socialist Party (DSP)	13
Independents	5
Great Union Party (BBP)	1
Freedom and Solidarity Party (ODP)	1
vacant	2	[2]

On August 6, 2007, President Sezer gave Prime Minister Recep Tayyip Erdogan a mandate to form the cabinet following AKP winning a majority of the Assembly seats in the general elections. On August 9, 2007, AKP’s candidate, Köksal Toptan was elected as the new speaker of the Parliament. On August 28, 2007, Abdullah Gül was elected the 11th president of Turkey. On August 29, 2007, President Abdullah Gül approved the list of new cabinet members submitted by Prime Minister Recep Tayyip Erdogan. On August 30, 2007, Prime Minister Recep Tayyip Erdogan announced the new cabinet.

On May 22, 2007, a suicide bomber carried out an attack in a crowded shopping centre in Ankara. Ten people were killed and approximately 120 people were injured in the explosion.

KEY ECONOMIC INDICATORS

•	In the second quarter of 2007, GNP grew by an estimated 3.9% compared to the same period of 2006. In the first quarter of 2007, GNP grew by an estimated 6.8% compared to the same period of 2006. In the first quarter of 2006, GNP grew by an estimated 6.4% compared to the same period of 2005, in the second quarter

2 The two vacant seats belong to a recently deceased member of the Assembly and President Gül who resigned from his parliamentary duties following his election as the 11th president of the Republic.

of 2006, GNP grew by an estimated 9.3% compared to the same period of 2005, in the third quarter of 2006, GNP grew by an estimated 4.3% compared to the same period of 2005 and in the fourth quarter of 2006, GNP grew by an estimated 4.6% compared to the same period of 2005. In 2006, GNP totaled TRY575.8 billion, which represents an increase of 6.0% as compared to 2005. GNP grew by an estimated 7.5%, 4.7%, 8.0% and 10.2% in the first, second, third and fourth quarters of 2005, respectively, compared to the corresponding periods in 2004. In 2005, GNP totaled TRY486.4 billion, which represents an increase of 7.6% as compared to 2004. All GNP figures are in real terms.

•	For the month of August 2007, the Consumer Price Index (“CPI”) increased by 0.02% and the Producer Price Index (“PPI”) increased by 0.85%.

•	The Republic’s PPI and CPI for the August 2006 — August 2007 period was 3.72% and 7.39%, respectively. The official CPI year-end target for 2007 is 4%. Annual inflation remains at high levels in 2007 due to the rise in unprocessed food prices and increases in the prices of tobacco products. Moreover, the impact of monetary tightening on inflation has not become discernible and despite moderating, the lagged effects of the exchange rate pass-through still continue. (Pass-through effect is defined as the share of domestic currency depreciation, accumulated over a certain period of time, which translates into inflation). The negative impact of oil prices on annual inflation, the negative course of unprocessed food prices and the lagged impact of exchange rate pass-through are the significant factors that caused inflation to increase in 2006. The annual CPI realization at the end of the year 2006 was 9.65%, breaching the upper limit of the uncertainty band announced as 7%for the year end 2006. The accountability principle (which means that central banks can account for the policies they implement in order to meet the targets they have announced to the public and explain and defend their short-term monetary policy practices to the authorities to whom they are responsible) was put into practice pursuant to the Central Bank Law and the Central Bank wrote open letters to the Government explaining the reasons why inflation exceeded the target, evaluating the measures taken by the Central Bank to bring inflation back to the target, and finally presenting the medium term outlook and the horizon in which inflation converges to the target. The Central Bank expects to respond with adjustments in monetary policy in order to be able to achieve and maintain price stability in the medium term.

•	On September 25, 2007, the Central Bank foreign exchange buying rate for U.S. dollars was 1.2278 per U.S. dollar, compared to an exchange buying rate of TRY1.5020 per U.S. dollar on September 25, 2006.

•	On September 11, 2007, the Government offered an interest rate of 18.21% for the 182-day Treasury Bill, compared to an interest rate of 21.81% for the 182-day Treasury Bill on September 11, 2006.

•	The industrial production index rose by 3.5% in July 2007, compared to an increase of 8.7% in July 2006. The industrial production index rose by approximately 3.5% in the first quarter of 2006 compared to the first quarter of 2005, rose by approximately 9.4% in the second quarter of 2006 compared to the second quarter of 2005, rose by approximately 5.8% in the third quarter of 2006 compared to the third quarter of 2005 and rose by approximately 5.8% in the fourth quarter of 2006 compared to the fourth quarter of 2005.

•	Beginning in January 2005, the State Institute of Statistics has published a household labor force figure each month based on the average of three months (i.e., the January 2006 figure covers the December 2005 — February 2006 period). The unemployment rate was 11.8% in January 2006, 11.9% in February 2006, 10.9% in March 2006, 9.9% in April 2006, 8.8% in May 2006, 8.8% in June 2006, 8.8% in July 2006, 9.1% in August 2006, 9.1% in September 2006, 9.3% in October 2006, 9.6% in November 2006 and 10.5% in December 2006. The annual unemployment rate was 9.9% for year 2006. The unemployment rate was 11% in January 2007, 11.4% in February 2007, 10.4% in March 2007, 9.8% in April 2007, 8.9% in May 2007 and 8.8% in June 2007. The total unemployment was estimated to be 2,799,000 in January 2006, 2,796,000 in February 2006, 2,611,000 in March 2006, 2,436,000 in April 2006, 2,215,000 in May 2006, 2,245,000 in June 2006, 2,251,000 in July 2006, 2,343,000 in August 2006, 2,316,000 in September 2006, 2,344,000 in October 2006, 2,415,000 in November 2006 and 2,608,000 in December 2006. The annual unemployment was estimated to be 2,446,000 for year 2006. The total unemployment was estimated to be 2,675,000 in January 2007, 2,760,000 in February 2007, 2,562,000 in March 2007, 2,450,000 in April 2007, 2,265,000 in May 2007 and 2,285,000 in June 2007.

•	Negotiations between the Government and the public sector workers’ union regarding wage increases for public sector workers were completed on July 5, 2005. The wages of public sector workers were increased by 10% for the year 2006 and it was announced that the wages of public sector workers would be increased by 3% for each six-month period in 2007. The salaries of civil servants were increased by 2.5% for each six-month period in 2006. Also, after an announcement on September 25, 2006, there was an additional 2.32% increase in the wages of civil servants (effective from July 1, 2006) as compensation for the difference between the actual inflation rate and the salary increase of 2.5% in the first half of 2006. The minimum wage, which applies to both public and private sector employees, was increased by 8.65% in 2006. On September 25, 2006, it was announced that the salaries of low-income civil servants would be increased by 4% for each six-month period in 2007 and the salaries of the remaining civil servants would be increased by 3% for each six-month period in 2007. It was also announced that civil servants will be compensated for the difference between the actual inflation rate and the salary increases for 2006 and 2007. On December 26, 2006, it was announced that the minimum wage would be increased by 6% for the first half of 2007 and another 4% for the second half of 2007. On May 16, 2007, it was announced that negotiations between the Government and the public sector workers’ union regarding wage increases for public sector workers were expected to be completed before general elections while negotiations on wage increases for civil servants would be postponed from August to October or November 2007 due to general elections held on July 22, 2007. On May 30, 2007, it was announced that wage increases for public sector workers would be based on the actual inflation rate instead of a targeted inflation rate of 4%. On June 26, 2007, it was announced that the wages of public sector workers would be increased by 10% for the year 2007 and would be increased by 3% for each six-month period in 2008. Negotiations between public servants’ unions, union confederations and the government regarding wage increases for civil servants are ongoing.

•	On December 13, 2006, the Central Bank announced its monetary policy details for the year 2007. It announced that the inflation target rates, which are ‘point targets’ based on CPI with a band of 2% in either direction, are 4% for the years 2007, 2008 and 2009. The Monetary Policy Committee (“MPC”) will meet during the second or third week of each month and the interest rate decision will be made publicly available on the date of the MPC meeting. The Central Bank will also continue publishing a quarterly “Inflation Report”, a semiannual “Financial Stability Report” and a monthly “Price Developments” report in 2007.

•	In its regular meeting, held on September 13, 2007, the MPC decided to cut its short-term interest rates (policy rates) 25 basis points (0.25%) to 17.25% at the Central Bank of the Republic of Turkey “CBRT” Interbank Money Market and the Istanbul Stock Exchange Repo-Reverse Repo Market. As of September 18, 2007, the CBRT overnight borrowing interest rate was 17.25%, and the CBRT overnight lending interest rate was 22.25%. In its previous meeting, held on August 14, 2007, MPC decided to keep policy interest rates unchanged at 17.50%. Moreover, considering the current levels of liquidity, the Central Bank began to issue liquidity bills in addition to the current tools used in open market operations to enhance the effectiveness of liquidity management when necessary. The first issuance was made on July 20, 2007.

TOURISM

•	From January to July 2007, net tourism revenues (according to the balance of payments presentation) increased by approximately 5.85% to approximately $6.73 billion from approximately $6.36 billion during the same period in 2006.

•	From January to July 2007, the number of foreign visitors visiting the Republic increased by approximately 16.6% to approximately 12,808,264 foreign visitors, as compared to approximately 10,985,880 foreign visitors during the same period in 2006.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Between January and July 2007, the trade deficit increased by approximately 3.20% to approximately $25.5 billion, as compared to approximately $24.71 billion in the same period of 2006. Between January and July 2007, total goods imported (f.o.b.) increased by 16.3% to approximately $84.0 billion, as compared to approximately $72.2 billion during the same period of 2006. The increase in imports was primarily driven by the demand for capital goods (increased by approximately 8.2% over the same period of 2006), intermediate goods (increased by approximately 23.4% over the same period of 2006) and consumption goods (increased by approximately 1.4% over the same period 2006). During the period of January-July 2007, the current account deficit increased by approximately 2.1% over the same period in 2006, from approximately $21.3 billion to approximately $21.8 billion.

As of August 31, 2007, total gross international reserves were approximately $118.2 billion (compared to $101.2 billion as of December 29, 2006) and commercial bank and participation bank reserves were approximately $43.9 billion (compared to $38.0 billion as of December 29, 2006). As of September 7, 2007, gold reserves were approximately $2.42 billion (compared to $2.37 billion as of December 29, 2006) and Central Bank reserves were approximately $70.0 billion, compared to approximately $60.8 billion as of December 29, 2006.

As of September 19, 2007, the Central Bank held approximately TRY 569 million in public sector deposits.

PUBLIC FINANCE AND BUDGET

•	From January to August 2007, the central government budget expenditures were approximately TRY135.8 billion and central government budget revenues were approximately TRY127.4 billion, compared to a consolidated budget expenditure of approximately TRY115.1 billion and a consolidated budget revenue of TRY115.5 billion during the same period in 2006.

•	From January to August 2007, the central government budget deficit was approximately TRY 8.4 billion, compared to a consolidated budget surplus of TRY0.5 billion during the same period in 2006.

•	From January to August 2007, the central government budget primary surplus reached approximately TRY28.6 billion, compared to a consolidated budget primary surplus of TRY34.6 billion during the same period in 2006.

In 2006, the central government budget expenditures were approximately TRY178.1 billion, the central government budget revenues were approximately TRY173.5 billion, the central government budget deficit was approximately TRY 4.6 billion and the central government budget primary surplus reached approximately TRY41.3 billion.

•	On October 17, 2006, the Council of Ministers submitted the draft budget law for 2007-2009 period to the Assembly. The draft law includes a TRY204.9 billion target for central government budget expenditures, a TRY188.2 billion target for central government budget revenues and a TRY36.2 billion target for central government budget primary surplus in 2007. The Budget Law (Law No. 5565) was approved by the Assembly on December 26, 2006. On October 17, 2005, the Council of Ministers submitted the draft of the first multi-annual budget for the 2006-2008 period to the Assembly. The draft budget included 5% targets for the CPI and PPI rates for the end of 2006 and a 6.5% target for the primary surplus/GNP ratio for the public sector at the end of 2006. The Assembly passed the 2006 budget on December 27, 2005, and the Budget Law (Law No. 5437) was published in the Official Gazette on December 31, 2005.

•	On December 28, 2006, the Republic announced its 2007 financing program. According to the 2007 financing program, the Republic expects to repay a total of approximately TRY166.5 billion of debt in 2007, of which approximately TRY140.3 billion constitutes domestic debt and approximately TRY26.2 billion constitutes external debt service. The total borrowing target for the Republic in 2007 is approximately TRY122.0 billion, of which approximately TRY104.2 billion consists of domestic borrowing and approximately TRY17.8 billion consists of external borrowing. Of the TRY17.8 billion of external borrowing expected in 2007, TRY8.2 billion is expected to be raised through bond issuances, TRY6.6 billion from international financial institutions and TRY3.0 billion through project financing. Other sources of funds in 2007 are expected to consist of primary surplus (which is targeted to yield TRY34.3 billion on cash basis), privatization revenues together with transfers from the Savings and Deposit Insurance Fund (“SDIF”) (which is targeted to yield TRY6.8 billion) and collections from guaranteed receivables (which is targeted to yield TRY0.7 billion).

PRIVATIZATION

The Government’s plans for privatization include, among others, the remaining shares of Turk Telekom, Tekel, Turkish Airlines, sugar factories, electricity generators/distributors, toll roads and bridges and ports. Cash transfers to the Treasury from the Privatization Administration (including transfers from privatized companies) were approximately TRY3,551 million in 2005 (as compared to TRY1.5 billion envisaged in the financing program for 2005) and approximately TRY10,551 million in 2006 (as compared to TRY7.0 billion envisaged in the financing program for 2006).

Regarding the privatization of Tupras, the Koc Holding bid was approved by the Privatization High Council on November 7, 2005 and the share transfer agreement was signed on January 26, 2006. On February 2, 2006, the Council of State suspended the sale of Tupras to Koc Holding, but on May 8, 2006, it was announced that the Council of State rejected the demand to cancel the sale of Tupras and on September 28, 2006 it was announced that the Council of State also rejected the objection made against its previous decision. The block sale of 51% of Tupras was completed raising $4.14 billion.

On April 5, 2006, the Privatization Administration announced that the consortium of Goldman Sachs, CA-IB and Is Yatirim was selected as the consultant to the Halkbank privatization. On August 15, 2006, the Privatization High Council’s (“PHC”) decision on the Halkbank privatization was published in the Official Gazette. According to the PHC’s decision, the public shares of Halkbank would be privatized through a “block sale” and the privatization process was envisaged to be finalized by May 25, 2008. However, on December 6, 2006, the Council of State halted the implementation of the PHC decision regarding the Halkbank privatization. On January 10, 2007, a new law (Law No. 5572) regarding the privatization of Halkbank was approved by the Parliament. Law No. 5572 was published in the Official Gazette on January 17, 2007 (No. 26406). According to the decision of the PHC dated February 5, 2007, up to 25% of Halkbank was to be privatized through an initial public offering (“IPO”) in 2007. On April 19, 2007, the decision of the PHC regarding the privatization of Halkbank and amendments to Halkbank’s articles of agreement (including changes to related articles to ensure the privatization of Halkbank through an IPO) were approved at Halkbank’s annual general meeting. Between May 2 and 4, 2007, 24.98% of the shares of Halkbank were sold (including a greenshoe over-allotment option) through an IPO, which raised $1.85 billion. The publicly-held shares of Halkbank began to trade on the Istanbul Stock Exchange on May 10, 2007.

On August 31, 2006, the Privatization Administration announced the tender for the block sale of 100% of the shares of three electricity distribution companies, namely, Baskent Elektrik Dagitim A.S., Sakarya Elektrik Dagitim A.S. and Istanbul Anadolu Yakasi Elektrik Dagitim A.S., each operating in a different region. The bidding deadline for the privatization was initially announced as December 15, 2006 but was then postponed to January 19, 2007. On January 9, 2007, it was announced that the tenders for the three electricity distribution companies was postponed to a future date for the purpose of dispelling uncertainties in post-privatization investments and completing ongoing investment projects in these companies. The privatization process of the remaining 17 electricity distribution companies is still continuing.

On February 8, 2007, it was announced that the PHC decided to privatize 51% of the shares of Petkim through a block sale. On March 16, 2007, the Privatization Administration announced the tender for the block sale of 51% of the shares of Petkim. The bidding deadline for the privatization was announced as June 15, 2007. On June 7, 2007, it was announced that the bidding deadline for the privatization of Petkim was extended to June 25, 2007. On July 5, 2007, it was announced that the consortium of TransCentralAsia Petrochemical Holding made the highest bid of $2.1 billion for 51% of the shares of Petkim. The privatization of Petkim is currently at the contract stage.

On March 21, 2007, Sama Dubai Istanbul Real Estate, a unit of Dubai Holding, was the winner of the auction for a land plot in Levent owned by the Istanbul Transportation Authority (IETT) with the highest bid of $705.5 million. However, several legal actions (appeals to cancel the sale of the real estate) have been initiated in connection with this tender by non-governmental organizations. Sama Dubai Istanbul Real Estate did not pay the tender consideration citing legal actions as the reason. On July 13, 2007, the Istanbul Metropolitan Municipality announced that a legal investigation has been initiated against Sama Dubai Istanbul Real Estate because the tender consideration was not paid on the due date. In September, it was announced that the court rejected appeals to cancel the sale of the real estate.

On April 19, 2007, the PHC’s decision on the privatization of certain highways and bridges was published in the Official Gazette. According to the PHC’s decision, highways and bridges will be privatized through “the transfer of operational rights” and the privatization process is envisaged to be finalized by December 31, 2008.

Regarding the privatization of motor vehicles inspection stations, on August 15, 2007, a concession agreement was signed between the Privatization Administration, the Ministry of Transport and AKFEN-Dogus-Tuvsud OGG. The consideration for the agreement was paid in cash. The sale of motor vehicles inspection stations Region I and Region II raised $300.25 million and $313.25 million, respectively.

Other significant privatizations completed in 2007 include the asset sale of Deveci Iron mine ($21.5 million), the transfer of operational rights of the Mersin Port ($755 million) and the sale of a land plot in Levent owned by the General Directorate of Highways in Istanbul ($800 million).

Other significant privatizations at the approval or contract stage include the transfer of operational rights of the Izmir Port ($1.3 billion) and the transfer of operational rights of the Derince Port owned by the Turkish State Railways (TCDD) ($195.25 million). On July 3, 2007, the PHC approved the transfer of operational rights of the Izmir Port and the related decision was published in the Official Gazette dated July 4, 2007 (No. 26572).

Other privatizations for which tenders were annulled include Iskenderun Port, an area for social facilities owned by Petkim and NITRO-MAK (a producer of emulsion type explosives) owned by Sumer Holding A.S.

Several privatizations that are currently in the approval stage are being challenged in Turkish courts. Such legal challenges can cause delays in the privatization process and may, on occasion, as in the case of the sale of 65.76% of the shares in Tupras to Efremov Kautschuk GmbH in 2003-2004, lead to the cancellation of the previous privatization decisions.

BANKING SYSTEM

As of September 19, 2007, the Savings and Deposit Insurance Fund (“SDIF”), had taken over 22 private banks since 1997.

The SDIF is continuing its efforts to recover claims and sell off assets inherited from banks taken over by the SDIF. On September 28, 2006, it was announced that the SDIF had reached an agreement with Yasar Group (former owner of the Yasarbank) on the early repayment of its outstanding debt to the SDIF. According to the agreement, Yasar Group paid approximately $48.4 million and €71.9 million in cash to the SDIF on September 28, 2006. On March 6, 2007, it was announced that a protocol was signed between the SDIF, Joint Fund Bank (former Bayındırbank taken over by the SDIF) and Suzer Group regarding the repayment of Suzer Group’s outstanding debt to the SDIF and Joint Fund Bank. On March 29, 2007, it was announced that Suzer Group completed its repayment of debt to the SDIF. On August 29, 2007, it was announced that the SDIF signed a protocol with Park Group. With this protocol, the SDIF expects to collect its claims from Dinc Bilgin Group more rapidly and at a higher value. As of September 19, 2007, the SDIF had already signed protocols with 14 former owners of failed banks (including Yasar Group) regarding the settlement of their debts to the SDIF. On May 15, 2007, it was announced that Cingilli Group made early repayment of its debt to the SDIF, thus satisfying its outstanding debt to the SDIF. On May 25, 2007, Bayraktar Group paid $25 million to the SDIF for the Egebank taken over by the SDIF. In addition, the parties (Bayraktar Group and SDIF) withdrew their respective lawsuits settling all disputes between themselves. On June 6, 2007, it was announced that the SDIF had taken over Bayındır Group’s active companies due to the Group’s failure to meet its obligations to the SDIF within the framework of a debt liquidation by the Bayındır Group. On August 29, 2007, it was announced that the SDIF had taken over Demirel Group’s nine companies to collect its losses.

Since December 2004, when the Republic received a date for the commencement of accession talks with the EU, foreign investor interest in the Turkish banking sector has strengthened. A number of foreign financial entities have bought or agreed to buy equity stakes in domestic banks, including (but not limited to): Fortis Bank (acquired a 93.3% stake in Disbank), BNP Paribas (bought a 50% stake in TEB Mali Yatirimlar A.S.), Dexia (bought a 74.99% stake in Denizbank), General Electric Consumer Finance (bought 25.5% of the shares of Garanti Bankasi), National Bank of Greece (bought 46% of the shares of Finansbank), Citibank (bought a 20% stake in Akbank), Alpha Bank (agreed to buy 50% of Anadolu Group’s shares in Alternatif Bank), Bank TuranAlem Group (agreed to buy 33.98%

of the shares of Sekerbank) and Merrill Lynch European Asset Holdings Inc. (acquired 100% of the shares of Tat Yatirim Bankasi A.S.), Arab Bank PLC (bought a 50% stake in MNG Bank) and BankMed Sal (bought a 41% stake in MNG Bank), Eurobank EFG Holding (Luxemburg) S.A. (bought a 70% stake in Tekfenbank).

Moreover, on June 19, 2007, it was announced that ING had reached an agreement with OYAK to acquire Oyak Bank for $2.67 billion in cash. The deal is expected to close in the second half of 2007.

On July 18, 2007, it was announced that Saudi National Commercial Bank (NCB) had reached an agreement with Boydak Group and Ülker Group to acquire 60% of Türkiye Finans for $1.08 billion. The transaction is expected to be completed by the end of 2007.

On July 31, 2007, it was announced that National Bank of Kuwait (NBK) had signed an agreement with Turkish Bank to acquire 40% of Turkish Bank for $160 million.

DEBT

The Central Government total domestic debt stock was approximately TRY256.1 billion as of July 2007, compared to TRY251.5 billion as of December 2006.

In August 2007, the average maturity of Turkish internal public debt was 36.0 months, compared to 27.3 months in August 2006. The average annual interest rate on internal public debt in local currency (including discounted treasury bills/government bonds and fixed rate government bonds) on a compounded basis was 18.9% as of August 2007, compared to 16.4% as of August 2006.

The total gross outstanding external debt of the Republic was approximately $213 billion at the end of the first quarter of 2007. The total gross outstanding external debt of The Republic was approximately $184 billion at the end of the first quarter of 2006, approximately $191.4 billion at the end of the second quarter of 2006, approximately $196.4 billion at the end of the third quarter of 2006 and approximately $206.5 billion at the end of the fourth quarter of 2006.

Since December 31, 2005, the Republic has issued the following external debt:

•	$1.5 billion of global notes on January 17, 2006, which mature on March 17, 2036 and have a 6.875% interest rate.

•	EUR750 million of Eurobonds on March 1, 2006, which mature on March 1, 2016 and have a 5.0% interest rate.

•	$500 million of global notes on July 19, 2006, which mature on January 15, 2014 and have a 9.50% interest rate.

•	$1.5 billion of global notes on September 26, 2006, which mature on September 26, 2016 and have a 7.00% interest rate.

•	EUR500 million of Eurobonds on October 19, 2006, which mature on February 16, 2017, and have a 5.5% interest rate.

•	$1.25 billion of global notes on November 1, 2006, which mature on February 5, 2025 and have a 7.375% interest rate.

•	$750 million of global notes on November 14, 2006, which mature on March 17, 2036 and have a 6.875% interest rate.

•	$500 million of global notes on January 17, 2007, which mature on March 17, 2036 and have a 6.875% interest rate.

•	$500 million of global notes on January 17, 2007, which mature on September 26, 2016 and have a 7.00% interest rate.

•	EUR1.25 billion of Eurobonds on February 2, 2007, which mature on April 2, 2019, and have a 5.875% interest rate.

•	$750 million of global notes on February 23, 2007, which mature on June 5, 2020, and have a 7.00% interest rate.

The aggregate amount of scheduled repayment of principal and interest on the medium-term and long-term external debt of the Republic as of December 31, 2006 was $42.3 billion, $32.1 billion and $24.5 billion for 2007, 2008 and 2009, respectively.

On September 14, 2006, the Republic announced that, in accordance with its invitation (the “Invitation”) to holders of 11.375% Notes due 2006, 10% Notes due 2007, 10.5% Notes due 2008, 9.875% Notes due 2008, 12% Notes due 2008, 12.375% Notes due 2009 and 11.75% Notes due 2010 (collectively, the “old notes”) to submit one or more offers to exchange or tender for purchase such old notes for 7% Notes due 2016 (the “2016 Notes”), on the terms and subject to the conditions set forth in the prospectus supplement dated September 6, 2006 to the prospectus dated August 10, 2006, it expected to issue $1,169,720,000 aggregate principal amount of 2016 Notes. In addition, the Republic announced that it expected to issue $330,280,000 aggregate principal amount of 2016 Notes for cash (the “Cash Offering” and together with the Invitation, the “Global Notes Offering”). After confirmation by the exchange agent that the above definitive amounts were the final amounts of 2016 Notes to be issued pursuant to the Invitation, the Republic issued $1,500,000,000 aggregate principal amount of 2016 Notes pursuant to the Global Notes Offering. In addition, the Republic paid an aggregate amount of $29,033,206 in cash for accrued but unpaid interest (to but not including September 26, 2006, the settlement date) on the outstanding principal amount of old notes exchanged pursuant to the Invitation and an aggregate amount of $116,536 in cash as a result of rounding down to the nearest integral multiple of $1,000 of the aggregate principal amount of the 2016 Notes issuable to each holder of old notes exchanged pursuant to the Invitation.

INTERNATIONAL RELATIONS

As a result of the continuing violence and civil unrest in Iraq, neighboring countries, including the Republic, have experienced and may continue to experience certain negative economic effects, such as decreases in revenues from trade and tourism, increases in oil expenditures, decreases in capital inflow, increases in interest rates and increases in military expenditures. The Republic continues to be affected by the consequences of conflicts in other countries in the Middle East, including Iraq, and has been the victim of isolated terrorist attacks.

Furthermore, the relations between other countries in the Middle East and outside powers are often subject to tensions that could result in economic and/or diplomatic sanctions being imposed on one or more of the Republic’s neighbors. It is also possible that such tensions could lead to military action. Any such sanctions or military action could have a negative impact on the Republic’s economy and political stability.

On December 17, 2004, the European Council announced that the Republic had sufficiently fulfilled the Copenhagen political criteria to open accession negotiations, provided that six specific pieces of legislation were implemented. Moreover, the European Council invited the European Commission to present to the European Council a proposal for a framework for accession negotiations with the Republic, with a view towards opening such accession negotiations on October 3, 2005. The first draft of the framework for the accession negotiations was released by the European Commission on June 29, 2005. On October 3, 2005, the European Council approved the framework for negotiations on the Republic’s accession to the EU enabling the negotiations to begin immediately. According to the negotiating framework, although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome of which cannot be guaranteed beforehand. The European Commission will undertake a formal ‘screening’ process of examining the acquis, the detailed laws and rules that must be adopted by countries seeking accession on the basis of the EU’s founding treaties, to assess the state of preparations by the Republic for opening negotiations in specific areas. For the purposes of screening and subsequent negotiations, the acquis will be broken down into 35 parts or “chapters”, each covering a specific policy area. The screening process started with the “Science and Research” chapter on October 20, 2005 and the screening process of 33 chapters were finalized on October 13, 2006. In addition, the process of exchanging negotiation documentation has begun on the “Education and Culture”, “Statistics” and “Enterprise and Industrial Policy” chapters. Negotiations on the “Science and Research” chapter (Chapter 25) were opened, and closed provisionally on June 12, 2006. The negotiations on Chapter 25 were opened and closed “provisionally” because the final closing will take place after the end of the negotiations of all chapters. In other words, the Republic has fulfilled the alignment to the EU acquis under Chapter 25, however if any new acquis is adopted by the time the Republic finishes its negotiations on the other chapters, the Republic will need to adopt that new legislation as well. On March 29, 2007, negotiations on the “Enterprise and Industrial Policy” chapter (Chapter 20) were opened. This is the second chapter to be negotiated since the official opening of membership talks in October 2005. The conclusion of the chapter is subject to two benchmarks. Chapter 20 will not be provisionally closed unless Turkey meets its obligation to implement the customs union protocol and provides the EU Commission with a revised comprehensive industrial policy strategy aimed at strengthening Turkey’s industrial competitiveness. Moreover, Position Papers on the “Education and Culture” (Chapter 26), “Economic and Monetary Policy” (Chapter 17), “Statistics” (Chapter 18) and “Financial Control” (Chapter 32) chapters were submitted and the Position of the EU regarding the “Education and Culture” chapter is being awaited. On June 26, 2007, negotiations on the “Statistics” (Chapter 18) and “Financial Control” (Chapter 32) chapters were opened. The conclusion of negotiations of these chapters is conditional on satisfying two and five benchmarks respectively. With these chapters, the Republic has four chapters opened for negotiation since the official opening of membership talks in October 2005. Furthermore, EU officials requested from Turkey a position paper on “Consumer and Health Protection” (Chapter 28) Recently, Position Paper on “Consumer and Health Protection” (Chapter 28) was submitted by the Republic and the Position of the EU regarding this chapter is being awaited.

On June 13, 2005, the EU Ministers of Foreign Affairs approved a protocol extending Turkey’s Customs Union to ten new member states (“Member States”) of the EU. The signing of this protocol was one of the preconditions for the commencement of accession negotiations. On July 29, 2005 the Government signed the protocol and released a unilateral declaration stating that execution, ratification and implementation of this protocol does not constitute a recognition of the Republic of Cyprus referred to in the protocol, nor does it prejudice Turkey’s rights and obligations under the Treaty of Guarantee, the Treaty of Alliance, and the Treaty of Establishment of 1960. In response, a declaration by the European Community and its Member States acknowledged Turkey’s execution of the protocol in accordance with the conclusions of the European Council and expressed regret that Turkey had made the unilateral declaration regarding Cyprus. The Commission is continuing to encourage Turkey to remove the various restrictions on its relations with the Republic of Cyprus, particularly those linked to the full implementation of the EU — Turkey customs union.

On November 8, 2006, the European Commission released a Progress Report on the Republic’s course of accession into the EU. Among its conclusions, the Progress Report notes that although the Republic continues to sufficiently fulfill the Copenhagen political criteria and make progress in reforms, the pace of reforms slowed down during 2006 and significant further efforts are needed. The Progress Report calls for greater efforts to strengthen certain areas, including amendments to the Penal Code to adequately protect certain fundamental rights, such as freedom of expression and religion and economic and social rights, by bringing them in line with European Union standards, and to assert civilian democratic control over the military. In particular, Article 301 of the Turkish Penal Code, limiting in certain cases freedom of expression, must be repealed or amended according to the Progress Report. The Progress Report states that there is also a need for the Republic to address the social problems in southeast Turkey and to ensure full rights and freedoms for the Kurdish population. On the Cyprus issue, although Turkey has expressed continued support for UN efforts to find a solution to the conflict, the Progress Report states that the EU expects that The Republic will move towards the full implementation of the Additional Protocol adopting the Ankara Agreement to the accession of the 10 new EU Member States admitted to the EU in ( ) and take concrete steps to normalize bilateral relations with all EU Member states, including the Greek Cypriot Administration; for example, the Progress Report states that the EU expects that the Republic will move toward the full implementation and removal of all obstacles to the free movement of goods in and out of Turkish ports as required by the Ankara Agreement. The Progress Report stated that failure to implement these obligations in full by December 6, 2006 would affect overall progress in the accession negotiations, and the European Commission would make recommendations ahead of the December 2006 European Council if the obligations are not met.

With regards to The Republic’s economy, the Progress Report concludes that the Republic continues to be regarded as a functioning market economy, as long as it firmly maintains its recent stabilization and reform achievements. With respect to The Republic’s ability to adopt and implement the EU legal order, the Progress Report notes that although The Republic has improved its ability to take on the obligations of membership, the overall alignment of Turkish legislation to the EU legal order remains limited in certain areas including, particularly, services, capital movement, company law, agriculture, and environment. The EU has provided significant financial assistance to support The Republic. In 2006, €500 million of pre-accession assistance was available for Turkey for use only to strengthen the administrative capacity of the Republic and enhance the ability of the Republic to adopt the acquis of the EU. In 2007, approximately €500 million of pre-accession assistance is available for Turkey. On November 29, 2006, the European Commission announced its recommendation on The Republic’s accession negotiations. The Commission recommended that the Intergovernmental Conference on Accession with Turkey should not open negotiations on chapters covering policy areas relevant to The Republic’s restrictions on the Greek Cypriot Administration and no chapter be provisionally closed until the Commission confirms that the Republic has fulfilled its commitments related to the Additional Protocol. These chapters are: Chapter 1 — Free movement of goods, Chapter 3 — Right of establishment and freedom to provide services, Chapter 9 — Financial services, Chapter 11 — Agriculture and rural development, Chapter 13 — Fisheries, Chapter 14 — Transport policy, Chapter 29 — Customs union, and Chapter 30 — External relations. On December 11, 2006, it was announced that the EU General Affairs and External Relations Council (“GAERC”) welcomed the Commission’s recommendations and findings in the November 8, 2006 Progress Report and the November 29, 2006 announcement. The GAERC also invited the Commission to report on the progress made on the issues covered by the declaration of September 21, 2005 in its forthcoming annual reports in 2007, 2008 and 2009. On December 15, 2006, the European Council endorsed the conclusions on The Republic adopted by the GAERC on December 11, 2006 and decided to suspend negotiations on the eight chapters referred to above. The EU decided not to close the other 27 chapters until The Republic fulfills its commitments under the Additional Protocol to the EU-Turkey Association Agreement, which extended the EU-Turkey customs union to the ten member states admitted to the EU , including the Greek Cypriot Administration that joined the EU in May 2004. The Additional Protocol requires, among other things, that the Republic open its ports and airports to traffic from the Greek Cypriot Administration.

On January 22, 2007, the GAERC announced its conclusions on the implementation of the April 2004 Council conclusions on ending the isolation of the Turkish Republic of Northern Cyprus (“TRNC”) and facilitating the unification of Cyprus by encouraging the economic development of the TRNC. The GAERC concluded that the work aiming at the adoption of the Commission proposal for a Council Regulation on special conditions for trade with the TRNC must resume without delay.

On April 17, 2007, the Government announced “Turkey’s Programme for Alignment with the EU Acquis 2007-2013”. This document is a comprehensive roadmap and aims to be in alignment with the acquis. It is structured on the basis of 33 negotiation chapters and lists 200 primary and 600 secondary legal arrangements to be made during the 2007-2013 period. It also includes a timetable on when the measures will be taken. The EU announced that it welcomed Turkey’s reform action plan aimed at bringing the Republic in line with the procedures needed to join the EU.

DESCRIPTION OF THE NOTES

The notes will be issued pursuant to and will be subject to the fiscal agency agreement. The Republic has appointed a registrar, paying agent and transfer agent in accordance with the fiscal agency agreement.

The following description and the description in the accompanying prospectus contain a summary of the material provisions of the notes and the fiscal agency agreement. The Republic has filed a copy of the fiscal agency agreement and the form of notes with the SEC and at the office of the fiscal agent in New York City.

General Terms of the Notes

The notes:

•	will be issued in an aggregate principal amount of $ • .

•	will mature at par on April 3, 2018.

•	will bear interest at • % from October 3, 2007.

•	will pay interest semi-annually in arrears in equal installments, on the basis of a 360-day year, consisting of twelve 30-day months, on April 3 and October 3 of each year, commencing on April 3, 2008, to be paid to the person in whose name the note is registered at the close of business on the preceding March 19 or September 18.

•	the yield of the notes will be • %.

•	will be designated “Collective Action Securities” as described in the accompanying prospectus.

•	upon issuance, will be direct, unconditional and general obligations of the Republic and will rank equally with our other external debt denominated in currencies other than Turkish Lira which is (i) payable to a person or entity not resident in Turkey and (ii) not owing to a Turkish citizen. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking Luxembourg.

•	will be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

•	will only be available in definitive form under certain limited circumstances.

The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend certain key terms of the notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding notes. Additionally, if an event of default has occurred and is continuing, the notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding notes. Those provisions are described in the sections entitled “— Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Payments of Principal and Interest

The Republic will make payments of principal and interest on the notes in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the beneficial holders of the notes. The Republic expects that holders of the notes will be paid in accordance with the procedures of DTC and its direct and indirect participants.

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the notes:

(a) the Republic fails to pay, when due, principal of, or interest on, the notes and such failure continues for a period of 30 days; or

(b) the Republic defaults in the performance or observance of or compliance with any of its other obligations set forth in the notes which default is not remedied within 60 days after written notice of such default shall have been given to the Republic by the holder of the notes at the corporate trust office of the fiscal agent in New York City; or

(c) any other present or future external indebtedness of the Republic for or in respect of moneys borrowed or raised in an amount in the aggregate of not less than US$40,000,000 (or its equivalent in other currencies or composite currency units) becomes due and payable prior to its stated maturity otherwise than at the option of the Republic or any such amount of external indebtedness is not paid, when due, (in accordance with any extension granted in any modification, consent or waiver by the holders of such external indebtedness) or, as the case may be, within any applicable grace period; or

(d) the Republic ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or

(e) the Republic announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for the Republic to perform or comply with any of its payment obligations under any notes.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding notes may, by notice to the fiscal agent, declare all the notes to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to the Republic at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the notes will be immediately due and payable on the date the Republic receives written notice of the declaration, unless the Republic has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding notes may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent

The fiscal agency agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes.

Paying Agents; Transfer Agents; Registrar

The Republic has initially appointed The Bank of New York as paying agent, transfer agent and registrar. The Republic may at any time appoint new paying agents, transfer agents and registrars. The Republic, however, will at all times maintain:

•	a principal paying agent in New York City, and

•	a registrar in New York City or another office as designated by the fiscal agent.

In addition, so long as notes are listed on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed Kredietbank S.A. Luxembourgeoise to serve as its paying agent in Luxembourg.

The Republic will not appoint a transfer agent in Luxembourg until such time, if any, as the notes are listed on the Luxembourg Stock Exchange and definitive notes are issued. Upon the issuance of definitive notes, the Republic will appoint a transfer agent located in Luxembourg. The holder may transfer a note in definitive form when the note is presented at the specified offices of the registrar or the transfer agent, together with any other evidence that they may require. In the case of a transfer of part of a note, the registrar or transfer agent will issue a new note in definitive form to the transferee and a second note in respect of the balance of the note to the transferor.

Definitive Notes

The Republic will issue notes in definitive form only if DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary, or ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

Payments will be made on any definitive notes at the global trust services office of the fiscal agent in New York City or the paying agent in Luxembourg. You will not be charged a fee for the registration of transfers or exchanges of definitive notes. You may transfer any definitive registered note, according to the procedures in the fiscal agency agreement, by presenting and surrendering it at the office of any transfer agent. The fiscal agent will exchange without charge definitive notes of the same series of authorized denominations of like tenor as the portion of the global note submitted for exchange.

The Republic will replace any mutilated, destroyed, stolen or lost note or coupon at your expense upon delivery to the fiscal agent or the transfer agent in Luxembourg of the note or coupon or evidence of its destruction, loss or theft satisfactory to the Republic and the fiscal agent, who may also require an indemnity at your expense.

Notices

Notices will be sent to DTC, or its nominee, as the holder thereof, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

If and for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the Republic will also publish notices to the holders of the notes in a leading newspaper having general circulation in Luxembourg. The Republic expects that it will initially make such publication in the d’Wort.  Notices can also be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

The Republic will cause notice of any resignation, termination or appointment of any paying agent or transfer agent or the fiscal agent and of any change in the office through which such agent will act to be given as provided under this subsection.

Further Issues of the Notes

From time to time, without the consent of holders of the notes, and subject to the required approvals under Turkish law, the Republic may create and issue additional debt securities with the same terms and conditions as those of the notes (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the notes have as of the date of issuance of such additional debt securities. The Republic may also consolidate the additional debt securities to form a single series with the outstanding notes.

Amendments and Waivers

The Republic, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the notes with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding notes that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding notes.

However, the holders of not less than 75% in aggregate principal amount of the outstanding notes, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the notes that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the notes;

•	reduce the principal amount of the notes;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the notes;

•	reduce the interest rate of the notes;

•	change the currency in which any amount in respect of the notes is payable or exclude the Borough of Manhattan, The City of New York, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which the Republic is not permitted to redeem the notes if, prior to such action, the Republic is not permitted to do so;

•	change the Republic’s obligation to pay any additional amounts under the notes;

•	change the definition of “outstanding” with respect to the notes;

•	change the governing law provision of the notes;

•	change the Republic’s appointment of an agent for the service of process in the United States or the Republic’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the notes;

•	change the status of the notes, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the notes, amend any event of default under the notes; or

•	reduce the proportion of the principal amount of the notes that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the notes; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the notes, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.

If both the Republic and the fiscal agent agree, they may, without your consent, modify, amend or supplement the fiscal agency agreement or the notes for the purpose of:

•	adding to the covenants of the Republic for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon the Republic;

•	securing the notes pursuant to the requirements of the notes or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the notes; or

•	amending the fiscal agency agreement or the notes in any manner which the Republic and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of notes.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of the notes.

For purposes of determining whether the required percentage of holders of notes is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the notes or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, notes owned, directly or indirectly, by or on behalf of the Republic or any public sector instrumentality of the Republic will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only notes that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of the Republic of Turkey, any department, ministry or agency of the federal government of the Republic or any corporation, trust, financial institution or other entity owned or controlled by the federal government of the Republic or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Please refer to the section entitled “Meetings and Amendments” in the prospectus for information on the procedures for convening and conducting meetings of the holders of the notes.

Governing Law

The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Turkey.

Purchase of Notes by the Republic

The Republic may at any time purchase any of the notes in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of the notes alike. All notes that are purchased by or on behalf of the Republic may be held by the Republic or surrendered to the fiscal agent for cancellation, but may not be resold.

General Information

1. The Republic has full power and authority to issue securities, such as the notes, outside Turkey for any and all purposes, under Article 4 and Article 7 of the Law of the Republic Regarding the Regulation of Public Finance and Debt Management (Law No. 4749).

2. The Republic has applied to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with its rules.

3. The notes have been accepted for clearance through DTC, Euroclear and Clearstream Banking Luxembourg (Common Code: • ; ISIN No.: • ; CUSIP No.: • ). The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B — 1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

4. There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the notes.

5. The Republic has obtained all necessary consents, approvals and authorizations in the Republic of Turkey in connection with the issue and performance of the notes. The issue of the notes was authorized, pursuant to the provisions of Articles 4 and 7 of the Law Regarding the Regulation of Public Finance and Debt Management of The Republic (Law No. 4749).

6. The address of the Republic is: The Undersecretariat of Treasury of the Republic Prime Ministry, Ismet Inonu Bulvari, No. 36, 06510 Emek, Ankara, Turkey. The telephone number is: +90 312 212 8887.

7. Save as disclosed in this prospectus supplement and accompanying prospectus, since December 31, 2005 there have been no significant changes relating to public finance and trade.

8. The Republic has not been involved in any governmental, legal or arbitration proceedings during the last 12 months which may have, or have had in the recent past, significant, material effects on its financial position, nor so far as the Republic is aware are any such proceedings pending or threatened.

9. Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in any state or federal court in the City of New York or in any competent court in Turkey. Turkey’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.

According to Article 82.1 of the Execution and Bankruptcy Law of Turkey (Law No. 2004) published in The Official Gazzette (No. 2128) on June 19, 1932, assets and properties of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

10. Long-term debt of the Republic is currently rated BB — (Stable Outlook) by Standard and Poor’s, Ba3 (Stable Outlook) by Moody’s and BB- (Stable Outlook) by Fitch.

11. The information contained in (i) the Annual Report of the Republic on the Form 18-K for the fiscal year ended December 31, 2005 filed with the SEC on September 29, 2006, which contains the economic, financial and statistical information for fiscal years ended December 31, 2005, December 31, 2004, December 31, 2003, December 31, 2002 and December 31, 2001 and (ii) the amendment to the Annual Report of the Republic on the Form 18-K/A filed with the SEC on February 23, 2007, shall be deemed to be incorporated in, and to form part of, this prospectus supplement and accompanying prospectus.

12. So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, copies of the following documents may be inspected at the registered office of the paying agent in Luxembourg:

(a) the latest available annual report of the Republic on the Form 18-K filed with the SEC with economic, financial and statistical information for the five preceding years; and

(b) the amendments to the latest available annual report of the Republic of the Form 18-K/A filed with the SEC; and

(c) copies of the following contractual documents: the Fiscal Agency Agreement, the Underwriting Agreement and the notes.

The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

GLOBAL CLEARANCE AND SETTLEMENT

The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg, but the Republic takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	A limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.

According to DTC, the foregoing information about DTC has been provided to us for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream Banking Luxembourg

Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

Ownership of notes through DTC, Euroclear and Clearstream Banking Luxembourg

The Republic will issue the notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

The Republic and the fiscal agent generally will treat the registered holder of the notes, initially Cede & Co., as the absolute owner of the notes for all purposes. Once the Republic and the fiscal agent make payments to the registered holders, the Republic and the fiscal agent will no longer be liable on the notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the notes. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

When the notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the notes were credited to the participant’s account. However, interest on the notes would accrue from the value date. Therefore, in many cases the interest income on notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the notes can use its usual procedures for transferring notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream Banking Luxembourg participant selling the notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a) borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;

(b) borrowing the notes in the United States from a DTC participant no later than one day prior to settlement, which would give the notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

(c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

TAXATION

United States

IRS Circular 230 Disclosure

To ensure compliance with requirements imposed by the United States Internal Revenue Service (the “IRS”), we inform you that this prospectus supplement is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties, and was written to support the promotion or marketing of this transaction. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a note. This discussion assumes that you (i) hold notes as capital assets (generally, assets held for investment), (ii) were the initial purchaser of those notes, and (iii) acquired the notes at their issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

Finally, this discussion assumes that you are not using a note as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a note may have U.S. federal income tax consequences for you that are not covered in this discussion.

This discussion does not cover any state, local or foreign tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly retroactively, so the discussion below might not be reliable in the future. You should consult your own tax advisor concerning the federal, state, local, foreign and other tax consequences to you of the purchase, ownership or disposition of notes.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a note and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any state thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source;

•	a trust if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or a trust that has made a valid election under U.S. Treasury Regulations to be treated as a domestic trust; or

•	a partnership, but only with respect to partners that are U.S. Holders under any of the foregoing clauses.

Payments of Interest.  Payments of interest, including additional amounts, if any, on a note generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you receive them.

For purposes of the foreign tax credit provisions of the Code, interest paid on notes generally will constitute foreign source income and, for taxable years beginning after December 31, 2006, will be categorized as “passive category income” (or, in certain cases, as “general category income”).

Treatment of Premium.  If the issue price of the notes is greater than their principal amount, you will be considered to have purchased the note at a premium. You generally may elect to amortize this premium over the term of the note. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the note’s overall yield to maturity and (b) your purchase price for the note (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, you must apply it to the note and to all debt instruments that you hold at the beginning of your taxable year in which you make the election and all debt instruments you subsequently purchase at a premium, unless you obtain the Internal Revenue Service’s consent to a change.

If you do not make the election to amortize premium on a note and you hold the note to maturity, you will have a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the note matures. If you do not make the election to amortize premium and you sell or otherwise dispose of the note before maturity, the premium will be included in your “tax basis” in the note as defined below, and therefore will decrease the gain, or increase the loss, that you otherwise would realize on the sale or other disposition of the note.

Pre-issuance Interest.  The notes will be issued with pre-issuance accrued interest. You may treat the notes, for U.S. federal income tax purposes, as having been issued for an amount that excludes the pre-issuance accrued interest. In that event, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the notes.

Purchase, Sale and Retirement of Notes.  If you sell or otherwise dispose of a note, you generally will be required to report a capital gain or loss equal to the difference between your “amount realized” and your “tax basis” in the note. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the note, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as interest). Your “tax basis” in the note will equal the amount that you paid for the note, decreased (but not below zero) by any amortized premium (as described above) and by any cash payments of principal that you have received with respect to the note.

Gain or loss from the sale or other disposition of a note generally will be long-term capital gain or loss if, at the time you sell or dispose of the note, you have held the note for more than one year. The gain or loss will be short-term capital gain or loss if you held the note for one year or less. If you are not a corporation, you will generally pay less U.S. federal income tax on long-term capital gain than on short-term capital gain. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or dispose of a note generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a note that is not a “U.S. Holder” as defined above. You will not be subject to U.S. federal income tax on interest that you receive on a note unless you are engaged in a trade or business in the United States and the interest on the note is treated for tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you will generally be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax.

You will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell a note if:

•	that gain is not effectively connected for tax purposes to any U.S. trade or business you are engaged in; and

•	if you are an individual, you (A) are not in the United States for 183 days or more in the taxable year in which you sell the note or (B) do not have a tax home (as defined in the Code) in the United States in the taxable year in which you sell the note and the gain is not attributable to any office or other fixed place of business that you maintain in the United States.

Backup Withholding and Information Reporting

In general, if you are not a corporation or otherwise exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. “Backup withholding” will apply to such payments of principal and interest if you fail to provide an accurate taxpayer identification number, if you fail to certify that you are not subject to backup withholding, if you fail to report all interest and dividend income required to be shown on your federal income tax returns or if you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you are generally exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a note through a foreign partnership, these certification procedures would generally be applied to you as a partner.

If you are paid the proceeds of a sale or redemption of a note effected at the U.S. office of a broker, you will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a “U.S. Controlled Person,” as defined below. A U.S. Controlled Person is:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a foreign partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Any amounts withheld under the backup withholding rules from a payment to you will generally be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the Internal Revenue Service.

The Republic of Turkey

Article 30 of the Corporation Tax Law of The Republic (Law No. 5520) (the “Corporation Tax Law”) (published in the Official Gazette dated June 21, 2006, No. 26205) requires a 15% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are legal entities resident outside the Republic. However, according to Article 30 of the Corporation Tax Law and the Council of Ministers’ Decree (Decree No. 2003/6575) (the “Decree No. 2003/6575”) (published in the Official Gazette dated December 30, 2003, No. 25332) issued thereunder, the rate of such withholding tax is reduced to 0%.

Article 94 of the Income Tax Law of The Republic (Law No. 193) (the “Income Tax Law”) (published in the Official Gazette dated January 6, 1961, No. 10700) requires a 25% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are individuals resident outside the Republic. However, according to Article 94 of the Income Tax Law and the Council of Ministers’ Decree (Decree No. 2003/6577) (the

“Decree No. 2003/6577”) (published in the Official Gazette dated December 30, 2003, No. 25332) issued thereunder, the rate of such withholding tax is reduced to 0%.

There can be no assurance that such rates will continue to be 0%, but in the event to any increase in such rates, the Republic will be obliged to pay additional amounts as specified in Condition 5 of the Terms and Conditions of the Notes.

It should be noted that, according to Article 15(b) of the Law Regarding the Regulation of Public Finance and Debt Management (Law No. 4749) the principal amount of the Notes and the interest thereon on each interest payment date shall be considered part of the consolidated State debt and as a result shall be exempt from any and all Turkish taxes, including withholding tax, and the issuance, delivery and execution of the Notes are also exempt from Turkish stamp tax and, according to Section IV .24 of Table 2 of the Stamp Tax Law (Law No. 488) (as amended), all documents and agreements issued in connection with the repayment of the Notes are also exempt from Turkish stamp tax.

As a result, Turkish law, as presently in effect, does not require deduction or withholding for or on account of taxes on payment of principal at maturity or on the redemption date or payment of interest to a holder of the Notes.

Residents of the Republic and persons otherwise subject to Turkish taxation and non-residents realizing gains from the sale or disposition of the Notes to Turkish residents (whether individuals or legal entities) and non-residents realizing income from their commercial and business activities in the Republic (whether individuals or legal entities) are advised to consult their own tax advisors in determining any consequences to them of the sale or disposition of the Notes.

EU Directive on Taxation of Savings Income

Under EC Council Directive 2003/48/EC on the taxation of savings income (the “EU Savings Tax Directive”), each Member State of the European Union is required, from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

Also with effect from July 1, 2005, a number of non-EU countries and certain dependent or associated territories of certain Member States, have agreed to adopt measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

Grand Duchy of Luxembourg

Withholding Tax

All payments of interest and principal by the Republic under the notes can be made free and clear of any withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by Luxembourg or any political subdivision or taxing authority thereof or therein, in accordance with applicable Luxembourg laws and administrative practice, subject however to the application of the Luxembourg law of June 21, 2005 implementing the European Union Savings Directive (see section “EU Directive on Taxation of Savings Income” above), which may be applicable in the event of the Republic appointing a paying agent in Luxembourg within the meaning of the above-mentioned Directive. Responsibility for the withholding of tax in application of the Luxembourg law of June 21, 2005 implementing the European Union Savings Directive is assumed by the paying agent and not by the Republic.

In addition, with regards to Luxembourg resident individuals, the Luxembourg government recently introduced a 10% final withholding tax on savings interest starting with the year 2006.

UNDERWRITING

We and the underwriters have entered into an underwriting agreement, dated as of September 26, 2007, relating to the offering and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from us, the principal amount of notes that appears opposite the name of such underwriter in the table below:

Citigroup Global Markets Inc.	$	•
HSBC Bank plc	$	•

Total	$	•

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. These obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters have advised us that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus an underwriting discount of up to • % of the principal amount. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, we have agreed that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Application is being made to list and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with the relevant rules and regulations of the Luxembourg Stock Exchange. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The underwriters have specifically agreed to act as follows in each of the following places:

European Economic Area:  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; and/or

(b) to investors who acquire notes for a total consideration of at least $100,000 per investor, for each separate offer; and/or

(c) in any other circumstances which do not require the publication by the Republic of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that

Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom:  Each of the underwriters has confirmed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Italy:  The offering of the notes has not been registered pursuant to the Italian securities legislation and, accordingly, each of the underwriters has represented and agreed that it has not offered or sold, and will not offer or sell, any notes in the Republic of Italy in a solicitation to the public unless the prospectus supplement and accompanying prospectus has been authorized in accordance with chapter IV of the Prospectus Directive No. 2003/71 and relevant Italian CONSOB regulations, and that sales of the notes in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Accordingly, each of the underwriters has represented and agreed that it will not offer, sell or deliver any notes or distribute copies of the prospectus supplement and accompanying prospectus and any other document relating to the notes in the Republic of Italy except:

(1) to “Professional Investors”, as defined in Article 31.2 of CONSOB Regulation No. 11522 of 1 July 1998, as amended (“Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended (“Decree No. 58”);

(2) in a solicitation to the public provided that the prospectus supplement and accompanying prospectus has been authorised in accordance with chapter IV of the Prospectus Directive No. 2003/71, Decree No. 58 and CONSOB Regulation No. 11971 of 14 May 1999, as amended; or

(3) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under Decree No. 58 or CONSOB Regulation No. 11971 of 14 May 1999, as amended.

Any such offer, sale or delivery of the notes or distribution of copies of the prospectus supplement and accompanying prospectus or any other document relating to the notes in the Republic of Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended (“Decree No. 385”), Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and

(b) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the notes in the Republic of Italy, Article 100-bis of Decree No. 58 may require compliance with the law relating to public offers of securities. Furthermore, where the notes are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of notes who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorised person at whose premises the notes were purchased, unless an exemption provided for under Decree No. 58 applies.

In connection with this offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters are relying on an exemption obtained from the SEC from Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended, with respect to the trading activities of the underwriters and certain of their affiliates in connection with the offering.

Delivery of the notes will be made against payment therefor on or about the fifth New York business day following the date of pricing the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes will initially settle in T+5, to specify an alternative settlement cycle at the time of such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisers.

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may engage in the future, in investment and commercial banking transactions with us.

LEGAL MATTERS

Certain legal matters will be passed upon for the Republic by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. The validity of the notes will be passed upon for the Republic by Arnold & Porter LLP, New York, New York, special United States counsel for the Republic, and for the underwriters by Clifford Chance LLP, London, United Kingdom, counsel to the underwriters. All statements in this prospectus supplement with respect to matters of Turkish law have been passed upon for the Republic by the First Legal Advisor, and for the underwriters by Pekin & Pekin, Istanbul, Turkey. In rendering their opinions, Arnold & Porter LLP will rely as to all matters of Turkish law upon the First Legal Advisor and Clifford Chance LLP will rely as to all matters of Turkish law upon Pekin & Pekin.

INCORPORATION BY REFERENCE

The table below sets out the page references containing the information incorporated by reference from the Annual Report on the Form 18-K for the Republic (for the purposes of this section, the “Issuer”) for the fiscal year ended December 31, 2005 filed with the SEC on September 29, 2006, which contains the economic, financial and statistical information for fiscal years ended December 31, 2005, December 31, 2004, December 31, 2003, December 31, 2002 and December 31, 2001 and Amendment No. 4 to the Annual Report on the Form 18-K/A, filed with the SEC on February 23, 2007:

Amendment No. 4
to the Annual Report
EC No. 809/2004 Item	Annual Report on Form 18-K for 2005	on Form 18-K/A

The Issuer’s position within the governmental framework	“Description of the Republic — Government Organization and Political Background” on pages 14 to 17 of Exhibit D
Geographic location and legal form of the Issuer	“Description of the Republic” and “ — Location, Area and Topography” on page 13 to 14 of Exhibit D
Structure of the Issuer’s economy	“Economy” on pages 24 to 51 of Exhibit D	“Key Economic Indicators” in Exhibit V
Gross domestic product	“Economy — Gross Domestic Product” on pages 26 and 27 of Exhibit D
Turkey’s political system and government	“Description of the Republic — Government Organization and Political Background” on pages 14 to 17 of Exhibit D	“Political Conditions” in Exhibit V
Tax and budgetary systems of the Issuer	“Public Finance — Taxation” and “ — Recent Developments in Tax Policy” on pages 93 to 98 of Exhibit D and “Public Finance — Consolidated Central Government Budget” on pages 87 to 93 of Exhibit D	“Public Finance and Budget” in Exhibit V
Gross public debt of the Issuer	“Debt” on pages 107 to 123 of Exhibit D	“Debt” in Exhibit V
Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages 52 to 64 of Exhibit D	“Foreign Trade and Balance of Payments” in Exhibit V
Foreign exchange reserves	“Foreign Trade and Balance of Payments — International Reserves” on page 64 of Exhibit D
Income and expenditure figures	“Public Finance — Consolidated Central Government Budget” on page 92 to 93 of Exhibit D

Any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purpose only.

The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

PROSPECTUS

THE REPUBLIC OF TURKEY

$8,182,000,000

Debt Securities

The Republic of Turkey, which may be referred to herein as Turkey or the Republic, may offer up to $8,182,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities.

Turkey may offer its debt securities from time to time in one or more offerings. Turkey will provide the specific terms of the debt securities it is offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Turkey may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Turkey has not authorized anyone to provide you with different or additional information. Turkey is not making an offer of these debt securities in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is August 10, 2006.

WHERE YOU CAN FIND MORE INFORMATION

Turkey voluntarily files annual reports on Form 18-K with the Securities and Exchange Commission (SEC). These reports and any amendments to these reports include certain financial, statistical and other information about Turkey and may be accompanied by exhibits. You may read and copy any document Turkey files with the SEC at the SEC’s public reference room in Washington, D.C. Turkey’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, or log on to www.sec.gov. The SEC is located at 100 F Street, N.E., Washington, DC 20549.

The SEC allows Turkey to “incorporate by reference” the information Turkey files with it. This means that Turkey can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Turkey incorporates by reference the following documents:

•	Turkey’s Annual Report on Form 18-K for the year ended December 31, 2004 (File Number 033-37817); and

•	all amendments to Turkey’s Annual Report on Form 18-K for the year ended December 31, 2004 filed prior to the date of this prospectus (File Number 033-37817).

Turkey also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Turkey files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing to Turkey’s Economic Counselor at the following address:

Turkish Embassy
Office of the Economic Counselor
2525 Massachusetts Avenue, N.W.
Washington, D.C. 20008
Attn: Deputy Economic Counselor
(202) 612-6790

DATA DISSEMINATION

Turkey is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Turkey, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated no later than three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/sddscountrycategorylist/?strcode=TUR. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Turkey will use the net proceeds from the sale of the debt securities for the general financing purposes of Turkey, which may include the repayment of debt.

DEBT SECURITIES

Turkey may issue debt securities, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Turkey and a fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to those securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms, if applicable:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Turkey agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Turkey may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•	whether and under what circumstances and terms the holders of the debt securities may opt to obligate Turkey to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which the debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below under “Collective Action Securities”); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Turkish income tax consequences and special considerations applicable to that particular series of debt securities.

Status of the Debt Securities

The debt securities will be direct, unconditional, unsecured and general obligations of Turkey without any preference one over the other. Turkey will pledge its full faith and credit for the due and punctual payment of principal of and interest on the debt securities and for the timely performance of all of its obligations with respect to the debt securities.

The debt securities of each series will rank pari passu in right of payment with all other payment obligations relating to the External Indebtedness of Turkey.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date; provided, however, that unless otherwise specified in the prospectus supplement, payments of interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses.

If any date in which principal or interest is due to be paid is not a business day, Turkey may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law or executive order to be closed.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Turkey. After the return of these moneys to Turkey, the holders of these debt securities may look only to Turkey for any payment.

Turkey may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Turkey and is not a trustee for the holders of the debt securities.

Negative Pledge

Turkey undertakes that it will not, so long as any of the debt securities remain outstanding, create or permit to exist (i) any Lien (other than a Permitted Lien) for any purpose upon or with respect to any International Monetary Assets of Turkey; or (ii) any Lien (other than a Permitted Lien) upon or with respect to any other assets of Turkey to secure External Indebtedness of any Person, unless the debt securities at the same time share pari passu and pro rata in such security.

Definitions

“Exportable Assets” means goods which are sold or intended to be sold for a consideration consisting of or denominated in Foreign Currency and any right to receive Foreign Currency in connection with the sale thereof.

“External Indebtedness” of any Person means (i) each obligation, direct or contingent, of such Person to repay a loan, deposit, advance or similar extension of credit, (ii) each obligation of such Person evidenced by a note, bond, debenture or similar written evidence of indebtedness, and (iii) each Guarantee by such Person of an obligation constituting External Indebtedness of another Person; if in each case such obligation is denominated in a Foreign Currency or payable at the option of the payee in a Foreign Currency; provided that (i) an obligation (or Guarantee thereof) which by its terms is payable only by a Turkish Person to another Turkish Person in the Republic is not External Indebtedness; (ii) an obligation to the extent that it is owing only to an individual who is a Turkish citizen is not External Indebtedness; and (iii) an obligation is deemed to be denominated in a Foreign Currency if the terms thereof or of any applicable governmental program contemplate that payment thereof will be made to the holder thereof in such Foreign Currency by the obligor, Turkey or any other Turkish Person.

“Foreign Currency” means any currency other than the lawful currency of Turkey.

“Guarantee” includes a suretyship or any other arrangement whereby the respective party is directly or indirectly responsible for any External Indebtedness of another Person, including, without limitation, any obligation of such party to purchase action for the purpose goods or services or supply funds or take any other of providing for the payment or purchase of such External Indebtedness (in whole or in part).

“International Monetary Assets” means all official holdings of gold, Special Drawing Rights, Reserve Positions in the International Monetary Fund and Foreign Exchange which is owned or held by Turkey or any monetary authority of Turkey, all as defined by the International Monetary Fund.

“Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, security interest or other encumbrance.

“Permitted Lien” means

(1) any Lien on Foreign Currency (or deposits denominated in Foreign Currency) securing obligations with respect to a letter of credit issued in the course of ordinary commercial banking transactions (and expiring within one year thereafter) to finance the importation of goods or services into the Republic;

(2) any Lien on Exportable Assets (but not official holdings of gold), documents of title relating thereto, insurance policies insuring against loss or damage with respect thereto and proceeds of the foregoing, securing External Indebtedness incurred to finance the business of producing or exporting Exportable Assets; provided that (x) the proceeds of the sale of such Exportable Assets are expected to be received within one year after such Exportable Assets or documents become subject to such Lien; and (y) such External Indebtedness (i) is to be repaid primarily out of proceeds of sale of the Exportable Assets subject to such Lien and (ii) does not arise out of financing provided by the lender on condition that other External Indebtedness be repaid;

(3) any Lien securing External Indebtedness incurred for the purpose of financing any acquisition of assets (other than International Monetary Assets), provided that the assets which are subject to such Lien are: (x) tangible assets acquired in such acquisition (including, without limitation, documents evidencing title to such tangible assets); (y) claims which arise from the use, failure to meet specifications, sale or loss of, or damage to, such assets; or (z) rent or charter hire payable by a lessee or charterer of such assets;

(4) any Lien on or with respect to assets (other than International Monetary Assets) existing at the time of the acquisition thereof, provided that such Lien was not incurred in contemplation of such acquisition;

(5) any Lien on or with respect to assets (other than International Monetary Assets) acquired (or deemed to be acquired) under a financial lease, or claims arising from the use, operation, failure to meet specifications, sale or loss of, or damage to, such assets, provided that (x) such Lien secures only rentals and other amounts payable under such lease; and (y) such assets were not owned by the Republic for more than 120 days prior to becoming subject to such lease;

(6) any Lien on any assets which arose pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

(7) any Lien arising by operation of law (and not pursuant to any agreement) which has not been foreclosed or otherwise enforced against the assets to which it applies, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and banker’s liens with respect to property held by financial institutions, provided that such Lien arises in the ordinary course of the activities of the owner of the assets subject thereto and not with a view to securing any External Indebtedness;

(8) any Lien securing External Indebtedness incurred in connection with any Project Financing, provided that the assets to which such Lien applies (x) are not official holdings of gold; and (y) are (i) assets which are the subject of such Project Financing or (ii) revenues or claims which arise from the use, operation, failure to meet specifications, exploitation, sale or loss of, or damage to, such assets;

(9) Liens on assets (other than official holdings of gold) in existence on the initial date of issuance of the securities of a series provided that such Liens remain confined to the assets affected thereby on the initial date of issuance of the securities of such series, and secure only those obligations so secured on the initial date of issuance of the securities of such series;

(10) any Lien arising in connection with contracts entered into substantially simultaneously for sales and purchases at market prices of precious metals; and

(11) any Lien or Liens which otherwise would not be permissible pursuant to the negative pledge and which secure(s) indebtedness in an aggregate amount not exceeding $50,000,000 (or the equivalent thereof in other currencies or composite currency units).

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other judicial entity, including, without limitation, a government or governmental body or agency or instrumentality or any international organization or agency.

“Project Financing” mean any financing of the acquisition, construction or development of any asset in connection with a project if the Person or Persons providing such financing expressly agree to look to the asset financed and the revenues to be generated by the use, exploitation, operation of or loss of, or damage to, such asset as a principal source of repayment for the moneys advanced and at the time of such financing it was reasonable to conclude that such project would generate sufficient income to repay substantially all of the principal of and interest on all External Indebtedness incurred in connection with such project.

“Turkish Person” means Turkey and any Person who is a resident or national of Turkey or which has its principal place of business, seat or head office in Turkey or any Person incorporated or organized under the laws of Turkey.

Default

Any of the following events affecting a particular series of debt securities will be an event of default with respect to that series of debt securities:

(a) Turkey fails to pay, when due, principal of or any interest on the debt securities of that series and such failure continues for a period of 30 days; or

(b) Turkey defaults in performance or observance of or compliance with any of its other obligations set forth in the debt securities of that series, which default is not remedied within 60 days after written notice of such default shall have been given to Turkey by the holder of any debt securities of that series at the corporate trust office of the fiscal agent in the City of New York; or

(c) any other present or future External Indebtedness (as defined above) of Turkey, for or in respect of moneys borrowed or raised in an amount in aggregate of not less than $40,000,000 (or its equivalent in other currencies or composite currency units), becomes due and payable prior to its stated maturity otherwise than at the option of Turkey, or any such amount of External Indebtedness is not paid when due (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) Turkey ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or

(e) Turkey announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for Turkey to perform or comply with any of its payment obligations under any of the debt securities of a series.

Acceleration of Maturity

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities — Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.

If one or more of the events described above occurs with respect to a particular series of debt securities, each holder of debt securities of that series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable. Holders of debt securities may exercise these rights only by providing a written demand to Turkey and the fiscal agent at a time when the event of default is continuing unless prior to the receipt of that demand by the fiscal agent all defaults have been cured.

No periodic evidence is required to be furnished by Turkey as to the absence of defaults.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity by Turkey or repayable prior to maturity by the registered holders of these debt securities.

Turkey may at any time purchase debt securities in any manner and for any price. If Turkey purchases debt securities of a series by tender, tenders must be available to all holders of debt securities of that series. Any debt securities purchased by Turkey may, at its discretion, be held by Turkey or surrendered to the fiscal agent for cancellation, but such debt securities may not be resold.

Meetings and Amendments

General.  A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Turkey or the fiscal agent may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by the fiscal agent. If Turkey or the holders of at least 10% in aggregate principal amount of the outstanding (as defined in the fiscal agency agreement) debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•	for purposes of determining whether the required percentage of holders of debt securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities held directly by Turkey or on its behalf. See “Collective Action Securities — Amendments and Waivers” below for additional qualifications to the definition of “outstanding debt securities” as it applies to any series of debt securities that has been designated Collective Action Securities.

Notice.  The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum.  A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of the debt securities of a series will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

At the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

Regulations.  The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments.  (The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities — Amendments and Waivers” below for a description of the corresponding terms of Collective Action Securities). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with:

•	the affirmative vote, in person or (in the case of registered owners of the debt securities of that series) by proxy, of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting (or any other percentage as may be set forth in the text of the debt securities of that series); or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of a series (or any other percentage as may be set forth in the text of the debt securities of that series),

(i) Turkey and the fiscal agent may modify, amend or supplement the terms of the debt securities of that series or, insofar as it affects the debt securities of that series, the fiscal agency agreement in any way and (ii) the holders of debt securities of that series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of such series.

The written consent or affirmative vote of the holders of 100% in aggregate principal amount of each debt security of an affected series is required to:

•	change the due date for the payment of the principal of, or any installment of interest on, any debt security of that series;

•	reduce the principal amount of any debt security of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of any debt security of that series;

•	reduce the interest rate on any debt security of that series;

•	reduce the premium payable, if any, upon the redemption of any debt security of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or change the place at which payment with respect the debt securities of that series is to be paid from the Borough of Manhattan, The City of New York;

•	shorten the period, if any, during which Turkey is not permitted to redeem the debt securities of that series;

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or

•	change the obligation of Turkey to pay additional amounts.

Turkey and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Turkey for the benefit of the holders of the debt securities;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine which does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities by Turkey will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Turkey or any authority of or within Turkey (together, “Taxes”), unless such withholding or deduction is required by tax law. In that event, Turkey shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had such withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:

•	to a holder (or a third party on behalf of a holder) where such holder is liable to pay such Taxes in respect of any debt security by reason of that holder’s having some connection with Turkey other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security; or

•	presented for payment more than 30 days after the Relevant Date (see below), except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period.

The term “Relevant Date” in respect of any debt security means whichever is the later of:

•	the date on which payment in respect of the debt security first becomes due and payable; or

•	if the fiscal agent has not received the full amount of the moneys payable on or before that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts that may be payable under the debt securities.

Upon not less than 30 days’ prior notice to holders of the debt securities, Turkey will have the right to require each holder to present at the office of any paying agency five business days prior to each record date a certificate, in such form as Turkey may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable Turkey to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which Turkey or the fiscal agent may be required to deduct or withhold from payments in respect of such securities under any present or future law of the United States or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. Turkey will be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements of the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name.  The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Turkey that it is unwilling, unable or no longer qualified to continue to act as depositary and Turkey does not appoint a successor depositary within 90 days;

•	at any time Turkey decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing to occur with respect to the securities.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples, unless otherwise specified in a prospectus supplement.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security.  Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Turkey has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Turkey is not responsible for supervising or reviewing those records or payments. Turkey has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

Governing Law and Consent to Service

Turkey is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts of the United States against the Republic. The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York, except with respect to the authorization and execution of the debt securities on behalf of Turkey and any other matters required to be governed by the laws of Turkey, which will be governed by the laws of Turkey.

Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in any state or federal court in the City of New York or in any competent court in Turkey. Turkey will appoint the Economic Counselor of the Republic, 821 United Nations Plaza, 4th Floor, New York, New York, 10017, as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities which may be instituted in any state or federal court in the City or State of New York by the holder of any debt securities. Such appointment shall be irrevocable until all amounts in respect of the principal, premium, if any, and interest, if any, due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement have been paid by Turkey to the fiscal agent, except that if for any reason the authorized agent ceases to be able to act as such authorized agent or no longer has an address in New York, Turkey will appoint another person in New York as its authorized agent.

The Economic Counselor is not the agent for service for actions under the United States federal securities laws or state securities laws and Turkey’s waiver of immunity does not extend to such actions. Because Turkey has not waived its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Turkey based on such laws unless a court were to determine that Turkey is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

Under the laws of Turkey, assets of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities.

COLLECTIVE ACTION SECURITIES

Turkey may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Turkey at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Turkey receives written notice of the declaration, unless Turkey has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Amendments and Waivers

Turkey, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or exclude the Borough of Manhattan, The City of New York, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which Turkey is not permitted to redeem the debt securities of that series if, prior to such action, Turkey is not permitted to do so;

•	change Turkey’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Turkey’s appointment of an agent for service of process in the United States or Turkey’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Turkey refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.

If both Turkey and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Turkey for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Turkey or any public sector instrumentality of Turkey will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of Turkey, any department, ministry or agency of the federal government of Turkey or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Turkey or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Except as specifically set forth herein, the other terms set forth under “Debt Securities — Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Turkey may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Turkey may also consolidate the additional debt securities to form a single series with the outstanding notes.

PLAN OF DISTRIBUTION

Turkey may sell any combination of the debt securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Turkey from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Turkey may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Turkey may also sell securities of any series directly to the public or through agents designated by Turkey from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with National Association of Securities Dealers guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Turkey may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Turkey under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Turkey may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Turkey in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, Turkey will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Turkey cannot offer, sell or deliver those securities within the United States. When Turkey offers or sells securities outside the United States, each underwriter or dealer involved in the sale of the securities will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each of these underwriters or dealers will agree:

•	that it has not offered or sold, and will not offer or sell, any of these securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	that neither such underwriter or dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.

DEBT RECORD

Turkey has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988. In 1978, 1979, and 1980, Turkey rescheduled an aggregate amount of approximately $3.95 billion of its external debt consisting of commercial and government credits, which represented 20.6% of Turkey’s total outstanding external debt at that time. Turkey initiated the rescheduling to avoid a possible default under its external debt. Since that rescheduling, Turkey has always paid, when due, the full amount of principal and interest on its direct and indirect external debt. Turkey completed all payments under the rescheduling in July 1992.

VALIDITY OF THE SECURITIES

The validity of the debt securities will be passed upon for Turkey by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. Certain legal matters of United States law will be passed upon for Turkey by Arnold & Porter LLP, United States counsel to Turkey, and for the underwriters, if any, by United States counsel and Turkish counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Turkish law, Arnold & Porter LLP may rely on the opinion of the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. As to all matters of United States law, the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey may rely on the opinion of Arnold & Porter LLP. Certain statements with respect to matters of Turkish law in this prospectus have been passed upon by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey and are made upon his or her authority.

OFFICIAL STATEMENTS

The information set forth herein and in the documents incorporated by reference has been reviewed by Memduh Aslan AKCAY, Director General of Foreign Economic Relations, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, in his official capacity, and is included herein on his authority. Information included herein or therein which is identified as being taken or derived from a publication of Turkey or an agency, instrumentality or state economic enterprise of Turkey is included on the authority of such publication as a public official document of Turkey.

AUTHORIZED AGENT

The authorized agent of Turkey in the United States of America is the Consulate General of the Republic of Turkey, whose address is: Turkish Embassy, Office of the Economic Counselor, 2525 Massachusetts Avenue N.W., Washington, D.C. 20008.

PRINCIPAL OFFICE OF THE REPUBLIC
The Undersecretariat of Treasury of
The Republic Prime Ministry
Ismet Inonu Bulvari
06510 Emek
Ankara

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR
The Bank of New York
101 Barclay Street, 4th Floor
New York, NY 10286

LEGAL ADVISERS TO THE REPUBLIC

As to United States Law Arnold & Porter LLP 399 Park Avenue New York, New York 10022-4690	As to Turkish Law The First Legal Adviser to Undersecretariat of Treasury Ismet Inonu Bulvari 06510 Emek Ankara

LEGAL ADVISERS TO THE UNDERWRITERS

As to United States Law Clifford Chance LLP 10 Upper Bank Street London E14 5JJ United Kingdom	As to Turkish Law PEKIN & PEKIN Lamartine Caddesi 10 34437 Taksim Istanbul

LISTING AGENT AND PAYING AGENT IN LUXEMBOURG

Kredietbank S.A. Luxembourgeoise
43, Boulevard Royal
L-2955 Luxembourg

$ •

TÜRKIYE CUMHURIYETI
(THE REPUBLIC OF TURKEY)

 • % NOTES DUE APRIL 3, 2018

PROSPECTUS SUPPLEMENT

Citi	HSBC

September  • , 2007